Exhibit 99.1

Assured Guaranty Municipal Corp.

Consolidated Financial Statements

(Unaudited)

September 30, 2016

ASSURED GUARANTY MUNICIPAL CORP.

Assured Guaranty Municipal Corp.
Consolidated Balance Sheets (unaudited)
(dollars in millions except per share and share amounts)

	As of September 30, 2016	As of December 31, 2015
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $5,682 and $5,901)	$5,911	$6,090
Short-term investments, at fair value	203	257
Other invested assets (includes Surplus Note from affiliate of $300 and $300)	361	360
Total investment portfolio	6,475	6,707
Cash	14	22
Premiums receivable	352	425
Ceded unearned premium reserve	788	845
Reinsurance recoverable on unpaid losses	190	154
Salvage and subrogation recoverable	319	109
Credit derivative assets	8	63
Deferred tax asset, net	79	103
Financial guaranty variable interest entities’ assets, at fair value	640	735
Other assets	131	132
Total assets	$8,996	$9,295
Liabilities and shareholder's equity
Unearned premium reserve	$2,535	$2,933
Loss and loss adjustment expense reserve	630	488
Reinsurance balances payable, net	145	118
Notes payable	11	13
Credit derivative liabilities	130	154
Current income tax payable	89	16
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	624	713
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	107	121
Other liabilities	283	295
Total liabilities	4,554	4,851
Commitments and contingencies (See Note 13)
Preferred stock ($1,000 par value, 5,000.1 shares authorized; 0 shares issued and outstanding)	—	—
Common stock ($45,455 par value, 330 shares authorized; issued and outstanding)	15	15
Additional paid-in capital	976	975
Retained earnings	3,023	2,967
Accumulated other comprehensive income, net of tax of $80 and $66	135	110
Total shareholder's equity attributable to Assured Guaranty Municipal Corp.	4,149	4,067
Noncontrolling interest	293	377
Total shareholder's equity	4,442	4,444
Total liabilities and shareholder's equity	$8,996	$9,295

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Operations (unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues
Net earned premiums	$105	$117	$342	$319
Net investment income	55	77	182	206
Net realized investment gains (losses):
Other-than-temporary impairment losses	(3)	(12)	(22)	(22)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	1	0	(2)	2
Net impairment loss	(4)	(12)	(20)	(24)
Other net realized investment gains (losses)	2	(8)	8	0
Net realized investment gains (losses)	(2)	(20)	(12)	(24)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	3	5	13	27
Net unrealized gains (losses)	9	82	18	91
Net change in fair value of credit derivatives	12	87	31	118
Fair value gains (losses) on committed capital securities	(11)	(7)	(23)	5
Fair value gains (losses) on financial guaranty variable interest entities	(12)	3	2	(1)
Other income (loss)	9	(8)	38	29
Total revenues	156	249	560	652
Expenses
Loss and loss adjustment expenses	11	37	101	101
Amortization of deferred ceding commissions	(3)	(3)	(10)	(10)
Other operating expenses	28	28	87	78
Total expenses	36	62	178	169
Income (loss) before income taxes	120	187	382	483
Provision (benefit) for income taxes
Current	2	37	79	81
Deferred	26	17	21	55
Total provision (benefit) for income taxes	28	54	100	136
Net income (loss)	92	133	282	347
Less: Noncontrolling interest	11	10	34	30
Net income (loss) attributable to Assured Guaranty Municipal Corp.	$81	$123	$248	$317

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Comprehensive Income (unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income (loss)	$92	$133	$282	$347
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $(14), $10, $23 and $(27)	(27)	19	40	(49)
Investments with other-than-temporary impairment, net of tax provision (benefit) of $3, $(5), $(12) and $(7)	3	(8)	(21)	(13)
Unrealized holding gains (losses) arising during the period, net of tax	(24)	11	19	(62)
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $0, $(4), $(3) and $(5)	(2)	(7)	(6)	(10)
Other comprehensive income (loss)	(22)	18	25	(52)
Comprehensive income (loss)	70	151	307	295
Less: Comprehensive income (loss) attributable to noncontrolling interest	9	13	34	30
Comprehensive income (loss) attributable to Assured Guaranty Municipal Corp.	$61	$138	$273	$265

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Shareholder’s Equity (unaudited)
For the Nine Months Ended September 30, 2016
(dollars in millions, except share data)

	Common Shares Outstanding	Common Stock Par Value	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interest	Total Shareholder's Equity
Balance at December 31, 2015	330	$15	$975	$2,967	$110	$4,067	$377	$4,444
Net income	—	—	—	248	—	248	34	282
Dividends	—	—	—	(192)	—	(192)	(114)	(306)
Other comprehensive income (loss)	—	—	—	—	25	25	0	25
Return of capital	—	—	—	—	—	—	(4)	(4)
Other	—	—	1	—	—	1	—	1
Balance at September 30, 2016	330	$15	$976	$3,023	$135	$4,149	$293	$4,442

For the Nine Months Ended September 30, 2015
(dollars in millions, except share data)

	Common Shares Outstanding	Common Stock Par Value	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interest	Total Shareholder's Equity
Balance at December 31, 2014	330	15	1,000	2,752	184	3,951	339	4,290
Net income	—	—	—	317	—	317	30	347
Dividends	—	—	—	(163)	—	(163)	—	(163)
Other comprehensive income (loss)	—	—	—	—	(52)	(52)	0	(52)
Return of capital	—	—	(25)	—	—	(25)	—	(25)
Balance at September 30, 2015	330	$15	$975	$2,906	$132	$4,028	$369	$4,397

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Cash Flows (unaudited)
(in millions)

	Nine Months Ended September 30,
	2016	2015
Net cash flows provided by (used in) operating activities	$(20)	$21
Investing activities
Fixed-maturity securities:
Purchases	(481)	(888)
Sales	218	508
Maturities	560	306
Net sales (purchases) of short-term investments	53	231
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	89	85
Other	(12)	32
Net cash flows provided by (used in) investing activities	427	274
Financing activities
Dividends paid to Assured Guaranty Municipal Holdings Inc.	(192)	(163)
Dividends paid to AGC (see Note 10)	(114)	—
Return of capital to AGC (see Note 10)	(4)	—
Repayment of notes payable	(2)	(3)
Net paydowns of financial guaranty variable interest entities' liabilities	(101)	(102)
Repayment of Surplus Notes	—	(25)
Net cash flows provided by (used in) financing activities	(413)	(293)
Effect of foreign exchange rate changes	(2)	(1)
Increase (decrease) in cash	(8)	1
Cash at beginning of period	22	23
Cash at end of period	$14	$24
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$1	$71

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements (unaudited)
September 30, 2016

1.    Business and Basis of Presentation

Business

Assured Guaranty Municipal Corp. (“AGM,” or together with its direct and indirect subsidiaries, the “Company”), a New York domiciled insurance company, is a wholly owned subsidiary of Assured Guaranty Municipal Holdings Inc. (“AGMH”). AGMH is an indirect and wholly owned subsidiary of Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance (including infrastructure) and structured finance markets. AGM was formerly known as Financial Security Assurance Inc.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (“debt service”), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. Obligations insured by the Company include bonds issued by U.S. state or municipal governmental authorities and notes issued to finance international infrastructure projects. AGM had previously offered insurance and reinsurance in the global structured finance market, but has not done so since mid-2008. AGM and its indirect subsidiary Municipal Assurance Corp. ("MAC") each markets its financial guaranty insurance directly to issuers and underwriters of public finance securities as well as to investors in such obligations. The Company guarantees obligations issued principally in the U.S. and the United Kingdom ("U.K."), and also guarantees obligations issued in other countries and regions, including Australia and Western Europe.

In the past, the Company sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (“CDS”). Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation. The Company has not entered into any new CDS in order to sell credit protection since 2008. Regulatory guidelines were issued in 2009 that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the Company not entering into new CDS. The Company actively pursues opportunities to terminate existing CDS, which have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The unaudited interim consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated financial guaranty variable interest entities (“FG VIEs”) for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim consolidated financial statements are as of September 30, 2016 and cover the three-month period ended September 30, 2016 ("Third Quarter 2016"), the three-month period ended September 30, 2015 ("Third Quarter 2015"), the nine-month period ended September 30, 2016 ("Nine Months 2016") and the nine-month period ended September 30, 2015 ("Nine Months 2015"). Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but is not required for interim reporting purposes, has been condensed or omitted. The year-end balance sheet data was derived from audited financial statements.

The unaudited interim consolidated financial statements include the accounts of AGM, its direct and indirect subsidiaries (collectively, the “Subsidiaries”), and its consolidated FG VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated. Certain prior year balances have been reclassified to conform to the current year's presentation.

These unaudited interim consolidated financial statements should be read in conjunction with the annual consolidated financial statements of AGM included in Exhibit 99.1 in AGL's Form 8-K dated March 30, 2015, filed with the U.S. Securities and Exchange Commission (the “SEC”).

AGM's direct and indirect subsidiaries are as follows:

•Assured Guaranty (Europe) Ltd. (“AGE”), organized in the U.K. and 100% owned by AGM;

•	Municipal Assurance Holdings Inc. (“MAC Holdings”), incorporated in Delaware and 60.7% owned by AGM and 39.3% owned by AGM's affiliate, Assured Guaranty Corp. ("AGC"); and

•	MAC, domiciled in New York and 100% owned by MAC Holdings.

Future Application of Accounting Standards

Income Taxes

In October 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-16, Income Taxes (Topic 740) - Intra-Entity Transfers of Assets Other Than Inventory, which removes the current prohibition against immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory.  Under the ASU, the selling (transferring) entity is required to recognize a current income tax expense or benefit upon transfer of the asset.  Similarly, the purchasing (receiving) entity is required to recognize a deferred tax asset or deferred tax liability, as well as the related deferred tax benefit or expense, upon receipt of the asset.  The ASU is effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods, and early adoption is permitted.  The ASU’s amendments are to be applied on a modified retrospective basis recognizing the effects in retained earnings as of the beginning of the year of adoption.  The Company is currently evaluating the effect on its Consolidated Financial Statements of adopting this ASU.

Statement of Cash Flows

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force), which addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The issues addressed in the new guidance include debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, distributions received from equity method investments, beneficial interests in securitization transactions and separately identifiable cash flows and application of the predominance principle. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. The Company is currently evaluating the effect on its Consolidated Financial Statements of adopting this ASU.

Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The amendments in this ASU are intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions will use forward-looking information to better inform their credit loss estimates as a result of the ASU. While many of the loss estimation techniques applied today will still be permitted, the inputs to those techniques will change to reflect the full amount of expected credit losses. The ASU requires enhanced disclosures to help investors and other financial statement users to better understand significant estimates and judgments used in estimating credit losses, as well as credit quality and underwriting standards of an organization’s portfolio.

In addition, the ASU amends the accounting for credit losses on available-for-sale securities and purchased financial assets with credit deterioration. The ASU makes targeted improvements to the existing “other than temporary” impairment model for certain available-for-sale debt securities to eliminate the concept of “other than temporary” from that model. Accordingly, the ASU states that an entity must use an allowance approach, must limit the allowance to an amount at which the security’s fair value is less than its amortized cost basis, may not consider the length of time fair value has been less than amortized cost, and may not consider recoveries in fair value after the balance sheet date when assessing whether a credit loss exists. For purchased financial assets with credit deterioration, the ASU requires an entity’s method for measuring credit losses to be consistent with its method for measuring expected losses for originated and purchased non-credit-deteriorated assets.

The ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For most debt instruments, entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is adopted.  The changes to the impairment model for available-for-sale securities and changes to purchased financial assets with credit deterioration are to be applied prospectively.  For the Company, this would be as of January 1, 2020.  Early adoption is permitted for fiscal years, and interim periods with those fiscal years, beginning after December 15, 2018.  The Company is currently evaluating the effect on its Consolidated Financial Statements of adopting this ASU.

Share-Based Payments

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718) - Improvements to Employee Share-Based Payment, which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows.  The new guidance will require all income tax effects of awards to be recognized in the income statement when the awards vest or are settled. It also will allow an employer to repurchase more of an employee’s shares than it can today for tax withholding purposes without triggering liability accounting and to make a policy election to account for forfeitures as they occur.  The ASU is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, and early adoption is permitted.  The Company does not expect that the ASU will have a material effect on its Consolidated Financial Statements.

2.    Rating Actions

When a rating agency assigns a public rating to a financial obligation insured by AGM or MAC or guaranteed by AGE, it generally awards that obligation the same rating it has assigned to the financial strength of those insurance companies. Investors in products insured by AGM or MAC or guaranteed by AGE frequently rely on ratings published by the rating agencies because such ratings influence the trading value of securities and form the basis for many institutions’ investment guidelines as well as individuals’ bond purchase decisions. Therefore, the Company manages its business with the goal of achieving strong financial strength ratings. However, the methodologies and models used by rating agencies differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The methodologies and models are not fully transparent, contain subjective elements and data (such as assumptions about future market demand for the Company’s products) and change frequently. Ratings are subject to continuous review and revision or withdrawal at any time. If the financial strength ratings of one (or more) of AGM, AGE or MAC were reduced below current levels, the Company expects it could have adverse effects on the impacted insurance company's future business opportunities as well as the premiums the impacted company could charge for its insurance policies.

The Company periodically assesses the value of each rating assigned to each of its companies, and as a result of such assessment may request that a rating agency add or drop a rating from certain of its companies. For example, the Kroll Bond Rating Agency ("KBRA") ratings were first assigned to MAC in 2013 and to AGM in 2014, while a Moody's Investors Service, Inc. ("Moody's") rating was never requested for MAC.

In the last several years, S&P Global Ratings, a division of Standard & Poor's Financial Services LLC ("S&P") and Moody’s have changed, multiple times, their financial strength ratings of AGM and AGE. More recently, KBRA has assigned financial strength ratings to MAC and AGM. The rating agencies' most recent actions related to AGM and its subsidiaries are:

•	On August 8, 2016, Moody's affirmed its existing insurance financial strength ratings of A2 (stable outlook) on AGM and AGE.

•	On July 27, 2016, S&P affirmed the AA (stable) financial strength and financial enhancement ratings of AGM, AGE and MAC.

•	On July 8, 2016, and December 10, 2015, KBRA affirmed the AA+ (stable outlook) insurance financial strength ratings of MAC and AGM, respectively.

There can be no assurance that any of the rating agencies will not take negative action on the financial strength ratings of AGM or its insurance subsidiaries in the future.

For a discussion of the effects of rating actions on the Company, see the following:

•	Note 5, Financial Guaranty Insurance

•	Note 12, Reinsurance and Other Monoline Exposures

•	Note 14, Notes Payable and Credit Facilities (regarding the impact on AGM's insured leveraged lease transactions)
3.    Outstanding Exposure

The Company’s financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, although, as part of its loss mitigation strategy for existing troubled credits, it may underwrite new issuances that it views as below-investment-grade ("BIG"). The Company diversifies its insured portfolio across asset classes and, in the structured finance portfolio, requires rigorous subordination or collateralization requirements. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

The Company has issued financial guaranty insurance policies on public finance obligations and, prior to mid-2008, structured finance obligations. Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 8, Consolidated Variable Interest Entities. Unless otherwise specified, the outstanding par and debt service amounts presented in this note include outstanding exposures on VIEs whether or not they are consolidated. While AGM has ceased insuring new originations of asset-backed securities, a significant portfolio of such obligations remains outstanding. AGM's wholly owned subsidiary, AGE, provides financial guarantees in the international public finance market and intends to provide such guarantees in the international structured finance market, subject to regulatory approval.

Debt service and par outstanding exposures presented in these financial statements are presented on a consolidated basis. That is, amounts presented include 100% of the exposures of AGM, AGE and MAC, despite the fact that AGM indirectly owns only 60.7% of MAC.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its investment grade credits to determine whether any need to be internally downgraded to BIG and refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter.

Credits identified as BIG are subjected to further review to determine the probability of a loss. See Note 4, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. For surveillance purposes, the Company calculates present value using a discount rate of 5%. (A risk-free rate is used for calculating the expected loss for financial statement measurement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims in the future of that transaction than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Components of Outstanding Exposure

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses ("loss mitigation securities"). The Company excludes amounts attributable to loss mitigation securities (unless otherwise indicated) from par and debt service outstanding, because it manages such securities as investments and not insurance exposure. The following table presents the gross and net debt service for all financial guaranty contracts.

Financial Guaranty
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding(1)
	September 30, 2016	December 31, 2015	September 30, 2016	December 31, 2015
	(in millions)
Public finance	$367,765	$415,968	$263,330	$302,557
Structured finance	17,501	22,880	15,833	20,479
Total financial guaranty	$385,266	$438,848	$279,163	$323,036
_____________________

(1)
Includes $84.3 billion and $104.5 billion of net debt service outstanding, as of September 30, 2016 and December 31, 2015, respectively, from MAC, which represents 100% of MAC's net debt service outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

Financial Guaranty Portfolio by Internal Rating
As of September 30, 2016

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$1,761	1.1%	$542	3.2%	$5,989	53.6%	$1,240	57.6%	$9,532	5.0%
AA	35,595	22.3	169	1.0	2,764	24.7	28	1.3	38,556	20.2
A	86,134	53.8	4,739	27.9	69	0.6	150	7.0	91,092	47.9
BBB	33,745	21.1	10,708	63.0	81	0.7	328	15.2	44,862	23.6
BIG	2,775	1.7	826	4.9	2,279	20.4	407	18.9	6,287	3.3
Total net par outstanding (1) (2)	$160,010	100.0%	$16,984	100.0%	$11,182	100.0%	$2,153	100.0%	$190,329	100.0%
_____________________

(1)	As of September 30, 2016, excludes $674 million of net par as a result of loss mitigation strategies, including loss mitigation securities held in the investment portfolio, which are primarily BIG.

(2)	Includes $61.2 billion of net par outstanding as of September 30, 2016, from MAC, which represents 100% of MAC's net par outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2015

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$2,431	1.3%	$553	3.0%	$8,529	57.6%	$1,786	66.1%	$13,299	6.1%
AA	47,028	25.9	134	0.7	3,421	23.1	35	1.3	50,618	23.3
A	98,954	54.6	5,126	27.7	41	0.3	153	5.7	104,274	48.0
BBB	30,443	16.8	11,832	64.1	123	0.9	329	12.1	42,727	19.6
BIG	2,522	1.4	837	4.5	2,681	18.1	401	14.8	6,441	3.0
Total net par outstanding (1) (2)	$181,378	100.0%	$18,482	100.0%	$14,795	100.0%	$2,704	100.0%	$217,359	100.0%
_____________________

(1)	As of December 31, 2015, excludes $659 million of net par as a result of loss mitigation strategies, including loss mitigation securities held in the investment portfolio, which are primarily BIG.

(2)	Includes $73.5 billion of net par outstanding as of December 31, 2015, from MAC, which represents 100% of MAC's net par outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

In addition to amounts shown in the tables above, AGM had outstanding commitments to provide guaranties of $1.15 billion for public finance obligations as of September 30, 2016. The expiration dates for the public finance commitments range between October 1, 2016 and February 25, 2017, with $1.1 billion expiring prior to the date of this filing. The commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty’s request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Components of BIG Portfolio

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of September 30, 2016

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
U.S. public finance	$953	$1,082	$740	$2,775	$160,010
Non-U.S. public finance	826	—	—	826	16,984
Structured finance:
First lien U.S. residential mortgage-backed securities ("RMBS"):
Prime first lien	—	43	—	43	44
Alt-A first lien	20	—	349	369	458
Option ARM	6	—	33	39	79
Subprime	11	159	710	880	1,927
Second lien U.S. RMBS	16	54	794	864	927
Total U.S. RMBS	53	256	1,886	2,195	3,435
Other structured finance	407	49	35	491	9,900
Total	$2,239	$1,387	$2,661	$6,287	$190,329

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2015

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
U.S. public finance	$1,559	$902	$61	$2,522	$181,378
Non-U.S. public finance	622	215	—	837	18,482
Structured finance:
First lien U.S. RMBS:
Prime first lien	—	17	—	17	49
Alt-A first lien	26	30	438	494	644
Option ARM	2	—	45	47	101
Subprime	45	143	807	995	2,200
Second lien U.S. RMBS	341	18	626	985	1,108
Total U.S. RMBS	414	208	1,916	2,538	4,102
Other structured finance	451	54	39	544	13,397
Total	$3,046	$1,379	$2,016	$6,441	$217,359

BIG Net Par Outstanding
and Number of Risks
As of September 30, 2016

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$2,182	$57	$2,239	57	3	60
Category 2	1,387	—	1,387	11	—	11
Category 3	2,661	—	2,661	48	—	48
Total BIG	$6,230	$57	$6,287	116	3	119

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2015

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$2,955	$91	$3,046	59	2	61
Category 2	1,379	—	1,379	14	—	14
Category 3	2,000	16	2,016	43	2	45
Total BIG	$6,334	$107	$6,441	116	4	120
____________________

(1)	Includes net par outstanding for VIEs.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

Exposure to Puerto Rico

The Company has insured exposure to general obligation bonds of the Commonwealth of Puerto Rico (“Puerto Rico” or the “Commonwealth”) and various obligations of its related authorities and public corporations aggregating $2.0 billion net par as of September 30, 2016, $1.9 billion of which is rated BIG.

Puerto Rico has experienced significant general fund budget deficits in recent years. In addition to high debt levels, Puerto Rico faces a challenging economic environment; the economy has declined nearly every year since 2007, while the population has shrunk every year since 2006 as residents have emigrated.

On June 28, 2015, Governor García Padilla of Puerto Rico (the "Governor") publicly stated that the Commonwealth’s public debt, considering the current level of economic activity, was unpayable and that a comprehensive debt restructuring might be necessary.

On November 30, 2015 and December 8, 2015, the Governor issued executive orders (“Clawback Orders”) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to retain or transfer certain taxes pledged to secure the payment of bonds issued by the Puerto Rico Highways and Transportation Authority ("PRHTA"), Puerto Rico Infrastructure Financing Authority ("PRIFA"), and Puerto Rico Convention Center District Authority ("PRCCDA"). On January 7, 2016, the Company sued various Puerto Rico governmental officials in the United States District Court, District of Puerto Rico, asserting that this attempt to “claw back” pledged taxes is unconstitutional, and demanding declaratory and injunctive relief. The Puerto Rico credits insured by the Company subject to the Clawback Orders are shown in the table “Puerto Rico Net Par Outstanding” below.

On January 1, 2016, PRIFA defaulted on payment of a portion of the interest due on its bonds on that date, resulting in a claim on the Company for those PRIFA bonds the Company insures. There have been additional payment defaults on this and other Puerto Rico credits since then, including, on July 1, 2016, a default on the payment of the Commonwealth’s general obligation bonds. The Company has now paid claims on several Puerto Rico credits as shown in the table “Puerto Rico Net Par Outstanding” below.

On April 6, 2016, the Governor signed into law the Puerto Rico Emergency Moratorium & Financial Rehabilitation Act (the “Moratorium Act”). The Moratorium Act purportedly empowers the Governor to declare, entity by entity, states of emergencies and moratoriums on debt service payments on obligations of the Commonwealth and its related authorities and public corporations, as well as instituting a stay against related litigation, among other things. The Governor has used the authority of the Moratorium Act to take a number of actions related to issuers of obligations the Company insures. National Public Finance Guarantee Corporation ("National") (another financial guarantor), holders of the Commonwealth general obligation bonds and certain Puerto Rico residents (the "National Plaintiffs") have filed suits to invalidate the Moratorium Act, and after the passage of the Puerto Rico Oversight, Management, and Economic Stability Act (“PROMESA”), the National Plaintiffs sought a relief from the stay of litigation imposed by PROMESA to pursue the action. On July 21, 2016, the Company filed a motion and form of complaint in the U.S. District Court for the District of Puerto Rico seeking relief from the stay of litigation imposed by PROMESA to seek a declaration that the Moratorium Act is preempted by Federal bankruptcy law. In November 2016 the Court denied both the Company's and the National Plaintiffs' motions for relief from stay in the respective actions. The PROMESA stay expires on February 15, 2017, although it may be extended.

On June 13, 2016, the Supreme Court of the United States affirmed rulings of lower courts finding that the Puerto Rico Public Corporation Debt Enforcement and Recovery Act, which was enacted by Puerto Rico in June 2014 in order to provide a legislative framework for certain public corporations experiencing severe financial stress to restructure their debt, was preempted by the U.S. Bankruptcy Code and therefore void.

On June 30, 2016, PROMESA was signed into law by the President of the United States. PROMESA establishes a seven-member federal financial oversight board (“Oversight Board”) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. PROMESA provides a legal framework under which the debt of the Commonwealth and its related authorities and public corporations may be voluntarily restructured, and grants the Oversight Board the sole authority to file restructuring petitions in a federal court to restructure the debt of the Commonwealth and its related authorities and public corporations if voluntary negotiations fail, provided that any such restructuring must be in accordance with an Oversight Board approved fiscal plan that respects the liens and priorities provided under Puerto Rico law. PROMESA also appears to preempt at least portions of the Moratorium Act and appears to stay debt-related litigation, possibly including the Company’s litigation regarding the Clawback Orders. On August 31, 2016, the President of the United States appointed the seven members of the Oversight Board.

The Oversight Board has begun meeting. Press reports indicate that the Oversight Board has set a target of mid-January 2017 for hiring an executive director and is considering intervening in certain litigation relating to the Moratorium Act or otherwise related to Puerto Rico’s debt problems. On October 28, 2016, the Oversight Board filed a motion to intervene in the litigation noted above initiated by the Company on July 21, 2016, and seeking relief from the PROMESA stay. That motion was denied on November 1, 2016, without prejudice, on procedural grounds. The Oversight Board also may seek in the future to intervene in litigation initiated by the Company. The Oversight Board has announced its intention to certify a fiscal plan for the Commonwealth and its tax-supported authorities and public corporations under PROMESA by no later than January 31, 2017.

The final shape, timing and validity of responses to Puerto Rico’s distress eventually enacted or implemented under the auspices of PROMESA and the Oversight Board or otherwise, and the impact of any such responses on obligations insured by the Company, is uncertain.

The Company groups its Puerto Rico exposure into three categories:

•
Constitutionally Guaranteed. The Company includes in this category public debt benefiting from Article VI of the Constitution of the Commonwealth, which expressly provides that interest and principal payments on the public debt are to be paid before other disbursements are made.

•
Public Corporations – Certain Revenues Potentially Subject to Clawback. The Company includes in this category the debt of public corporations for which applicable law permits the Commonwealth to claw back, subject to certain conditions and for the payment of public debt, at least a portion of the revenues supporting the bonds the Company insures. As a Constitutional condition to clawback, available Commonwealth revenues for any fiscal year must be insufficient to pay Commonwealth debt service before the payment of any appropriations for that year.  The Company believes that this condition has not been satisfied to date, and accordingly that the Commonwealth has not to date been entitled to clawback revenues supporting debt insured by the Company. As noted above, the Company sued various Puerto Rico governmental officials in the United States District Court, District of Puerto Rico asserting that Puerto Rico's recent attempt to “claw back” pledged taxes is unconstitutional, and demanding declaratory and injunctive relief.

•	Other Public Corporations. The Company includes in this category the debt of public corporations that are supported by revenues it does not believe are subject to clawback.

Constitutionally Guaranteed

General Obligation. As of September 30, 2016, the Company had $680 million insured net par outstanding of the general obligations of Puerto Rico, which are supported by the good faith, credit and taxing power of the Commonwealth. On July 1, 2016, despite the requirements of Article VI of its Constitution but pursuant to an executive order issued by the Governor under the Moratorium Act, the Commonwealth defaulted on most of the debt service payment due that day, and the Company made its first claim payments on these bonds

Puerto Rico Public Buildings Authority (“PBA”). As of September 30, 2016, the Company had $11 million insured net par outstanding of PBA bonds, which are supported by a pledge of the rents due under leases of government facilities to departments, agencies, instrumentalities and municipalities of the Commonwealth, and that benefit from a Commonwealth guaranty supported by a pledge of the Commonwealth’s good faith, credit and taxing power. On July 1, 2016, despite the requirements of Article VI of its Constitution but pursuant to an executive order issued by the Governor under the Moratorium Act, the PBA defaulted on most of the debt service payment due that day, and the Company made its first claim payments on these bonds.

Public Corporations - Certain Revenues Potentially Subject to Clawback

PRHTA. As of September 30, 2016, the Company had $273 million insured net par outstanding of PRHTA (Transportation revenue) bonds and $213 million insured net par of PRHTA (Highways revenue) bonds. The transportation revenue bonds are secured by a subordinate gross pledge of gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on up to $120 million annually of taxes on crude oil, unfinished oil and derivative products. The highways revenue bonds are secured by a gross pledge of gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The Clawback Orders cover Commonwealth-derived taxes that are allocated to PRHTA. The Company believes that such sources represented a substantial majority of PRHTA’s revenues in 2015. The PRHTA bonds are subject to executive orders issued pursuant to the Moratorium Act. As noted above, the Company filed a motion and form of complaint in the U.S. District Court for the District of Puerto Rico seeking relief from the PROMESA stay to seek a declaration that the Moratorium Act is preempted by Federal bankruptcy law and that certain gubernatorial executive orders diverting PRHTA pledged toll revenues (which are not subject to the Clawback Orders) are preempted by PROMESA and violate the U.S. Constitution, and also seeking damages and injunctive relief. That motion was denied on November 2, 2016, on procedural grounds. The PROMESA stay expires on February 15, 2017. There were sufficient funds in the PRHTA bond accounts to make the July 1, 2016, PRHTA debt service payments guaranteed by the Company, and those payments were made in full.

Other Public Corporations

Puerto Rico Electric Power Authority ("PREPA"). As of September 30, 2016, the Company had $417 million insured net par outstanding of PREPA obligations, which are payable from a pledge of net revenues of the electric system.

On December 24, 2015, AGM and AGC entered into a Restructuring Support Agreement (“RSA”) with PREPA, an ad hoc group of uninsured bondholders and a group of fuel-line lenders that would, subject to certain conditions, result in, among other things, modernization of the utility and a restructuring of current debt. Upon finalization of the contemplated restructuring transaction, insured PREPA revenue bonds (with no reduction to par or stated interest rate or extension of maturity) will be supported by securitization bonds issued by a special purpose corporation and secured by a transition charge assessed on ratepayers. To facilitate the securitization transaction and in exchange for a market premium, Assured Guaranty will issue surety insurance policies in an aggregate amount not expected to exceed $113 million ($14 million for AGC and $99 million for

AGM) to support a portion of the reserve fund for the securitization bonds. Certain of the creditors also agreed, subject to certain conditions, to participate in a bridge financing, which was closed in two tranches on May 19, 2016 and June 22, 2016. AGM's and AGC's share of the bridge financing was approximately $15 million ($2 million for AGC and $13 million for AGM). Legislation meeting the requirements of the RSA was enacted on February 16, 2016, and a transition charge to be paid by PREPA rate payers for debt service on the securitization bonds as contemplated by the RSA was approved by the Puerto Rico Energy Commission on June 20, 2016. The closing of the restructuring transaction and the issuance of the surety bonds are subject to certain conditions, including execution of acceptable documentation and legal opinions. The RSA expires by its terms on December 15, 2016. Negotiations to extend the RSA are in progress, but no assurance can be given that the RSA will be extended.

On July 1, 2016, PREPA made full payment of the $41 million of principal and interest due on PREPA revenue bonds insured by AGM and AGC. That payment was funded in part by AGM’s purchase of $26 million of PREPA bonds maturing in 2020. Upon finalization of the transactions contemplated by the RSA, these new PREPA revenue bonds will be supported by securitization bonds contemplated by the RSA. In early 2016, PREPA repaid in full the $74 million in aggregate principal amount of PREPA revenue bonds purchased by AGM and AGC in July 2015 to replenish some of the operating funds PREPA used to make the July 2015 payments on the PREPA revenue bonds insured by AGM and AGC.

There can be no assurance that the RSA will be extended, the conditions in the RSA will be met or that, if the conditions are met, the RSA's other provisions, including those related to the insured PREPA revenue bonds, will be implemented. In addition, the impact of PROMESA and the Moratorium Act or any attempt to exercise the power purportedly granted by the Moratorium Act on the implementation of the RSA is uncertain. PREPA, during the pendency of the agreements, has suspended deposits into its debt service fund.

Municipal Finance Agency ("MFA"). As of September 30, 2016, the Company had $175 million net par outstanding of bonds issued by MFA secured by a pledge of local property tax revenues. There were sufficient funds in the MFA bond accounts to make the July 1, 2016 MFA bond payments guaranteed by the Company, and those payments were made in full.

Puerto Rico Sales Tax Financing Corporation (“COFINA”). As of September 30, 2016, the Company had $262 million insured net par outstanding of junior COFINA bonds, which are secured primarily by a second lien on certain sales and use taxes. There were no debt service payments due on July 1, 2016 on Company-insured COFINA bonds, and, as of the date of this filing, all payments on Company-insured COFINA bonds had been made.

All Puerto Rico exposures are internally rated triple-C or below, except the General Obligation, PBA and PRHTA (Transportation revenue) second-to-pay policies on an affiliate exposure which are rated AA based on the obligation of the Company's affiliate to pay under its insurance policy if the obligor fails to pay. The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	September 30, 2016	December 31, 2015	September 30, 2016	December 31, 2015
	(in millions)
Exposure to Puerto Rico	$3,541	$3,761	$5,675	$6,081

Puerto Rico
Net Par Outstanding

	As of September 30, 2016	As of December 31, 2015
	(in millions)
Commonwealth Constitutionally Guaranteed
Commonwealth of Puerto Rico - General Obligation Bonds (1)	$677	$720
Commonwealth of Puerto Rico - General Obligation Bonds ("Second-to-pay policies on affiliate exposure")	3	—
Commonwealth of Puerto Rico - General Obligation Bonds total	680	720
PBA (1)	—	14
PBA ("Second-to-pay policies on affiliate exposure")	11	—
PBA total	11	14
Public Corporations - Certain Revenues Potentially Subject to Clawback
PRHTA (Transportation revenue)	190	209
PRHTA (Transportation revenue) ("Second-to-pay policies on affiliate exposure")	83	80
PRHTA (Transportation revenue) total	273	289
PRHTA (Highways revenue)	213	219
Other Public Corporations
PREPA	417	431
COFINA	262	261
MFA	175	206
Total net exposure to Puerto Rico	$2,031	$2,140
__________________

(1)	As of the date of this filing, the Company has paid claims on these credits.

The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations rated BIG by the Company. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico BIG Net Par Outstanding
and Net Debt Service Outstanding
As of September 30, 2016

	Scheduled BIG Net Par Amortization	Scheduled BIG Net Debt Service Amortization
	(in millions)
2016 (October 1 – December 31)	$0	$2
2017 (January 1 - March 31)	0	47
2017 (April 1 - June 30)	0	2
2017 (July 1 - September 30)	102	150
2017 (October 1 - December 31)	0	1
Subtotal 2017	102	200
2018	60	153
2019	90	180
2020	92	176
2021-2025	382	753
2026-2030	383	653
2031-2035	457	630
2036-2040	215	291
2041-2043	153	169
Total	$1,934	$3,207

Exposure to Selected European Countries

The European countries where the Company has exposure and believes heightened uncertainties exist are: Hungary, Italy, Portugal, and Spain (collectively, the “Selected European Countries”). The Company’s direct economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table, net of ceded reinsurance.

Net Direct Economic Exposure to Selected European Countries(1)
As of September 30, 2016

	Hungary	Italy	Portugal	Spain	Total
	(in millions)
Sub-sovereign exposure(2)	$195	$649	$76	$282	$1,202
Non-sovereign exposure(3)	170	318	—	—	488
Total	$365	$967	$76	$282	$1,690
Total BIG (See Note 4)	$296	$—	$76	$282	$654
____________________

(1)	While the Company’s exposures are shown in U.S. dollars, the obligations the Company insures are in various currencies, primarily Euros.

(2)
Sub-sovereign exposure in Selected European Countries includes transactions backed by receivables from or supported by sub-sovereigns, which are governmental or government-backed entities other than the ultimate governing body of the country.

(3)	Non-sovereign exposure in Selected European Countries includes debt of regulated utilities and RMBS.

The Company has excluded from the exposure tables above its indirect economic exposure to the Selected European Countries through policies it provides on pooled corporate transactions. The Company calculates indirect exposure to a country by multiplying the par amount of a transaction insured by the Company times the percent of the relevant collateral pool reported as having a nexus to the country. On that basis, the Company has calculated exposure of $39 million to Selected European Countries in transactions with $2.2 billion of net par outstanding.

4.    Expected Loss to be Paid

Loss Estimation Process

This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio, regardless of the accounting model. The Company’s loss reserve committees estimate expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions or judgmental assessments.

The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances, the Company has no right to cancel such financial guaranties. The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a quarter, and as a result the Company’s loss estimates may change materially over that same period.

The Company does not use traditional actuarial approaches to determine its estimates of financial guaranty expected losses. Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of probable and estimable losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid. For information on the Company's loss estimation process, please refer to Note 4, Expected Losses to be Paid, of the annual consolidated financial statements of AGM for the year ended December 31, 2015 included in Exhibit 99.1 in AGL's Form 8-K dated March 30, 2016, filed with the SEC.

The following tables present a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance, credit derivatives or FG VIEs, by sector, after the benefit for expected recoveries for breaches of representations and warranties ("R&W") and other expected recoveries. The Company used weighted average risk-free rates for U.S. dollar denominated obligations that ranged from 0.0% to 2.42% as of September 30, 2016 and 0.0% to 3.25% as of December 31, 2015.

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward

	Third Quarter		Nine Months
	2016	2015	2016	2015
	(in millions)
Net expected loss to be paid, beginning of period	$493	$648	$565	$619
Economic loss development due to:
Accretion of discount	2	4	8	11
Changes in discount rates	(10)	3	24	(12)
Changes in timing and assumptions	(5)	6	(25)	72
Total economic loss development	(13)	13	7	71
Paid losses	(70)	(97)	(162)	(126)
Net expected loss to be paid, end of period	$410	$564	$410	$564

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Third Quarter 2016

	Net Expected Loss to be Paid (Recovered) as of June 30, 2016	Economic Loss Development	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2016 (2)
	(in millions)
Public Finance:
U.S. public finance	$316	$13	$(65)	$264
Non-U.S. public finance	25	(1)	—	24
Public Finance	341	12	(65)	288
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	(79)	3	2	(74)
Option ARM	(47)	1	1	(45)
Subprime	189	(17)	(15)	157
Total first lien	63	(13)	(12)	38
Second lien	70	(10)	7	67
Total U.S. RMBS	133	(23)	(5)	105
Other structured finance	19	(2)	0	17
Structured Finance	152	(25)	(5)	122
Total	$493	$(13)	$(70)	$410

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Third Quarter 2015

	Net Expected Loss to be Paid (Recovered) as of June 30, 2015	Economic Loss Development	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2015

Public Finance:
U.S. public finance	$217	$18	$(13)	$222
Non-U.S. public finance	31	(1)	—	30
Public Finance	248	17	(13)	252
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	206	(34)	(82)	90
Option ARM	(25)	(2)	5	(22)
Subprime	207	22	(14)	215
Total first lien	388	(14)	(91)	283
Second lien	(10)	11	7	8
Total U.S. RMBS	378	(3)	(84)	291
Other structured finance	22	(1)	0	21
Structured Finance	400	(4)	(84)	312
Total	$648	$13	$(97)	$564

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Nine Months 2016

	Net Expected Loss to be Paid (Recovered) as of December 31, 2015(2)	Economic Loss Development	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2016(2)
	(in millions)
Public Finance:
U.S. public finance	$214	$124	$(74)	264
Non-U.S. public finance	26	(2)	—	24
Public Finance	240	122	(74)	288
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	89	(40)	(123)	(74)
Option ARM	(31)	(17)	3	(45)
Subprime	207	(33)	(17)	157
Total first lien	265	(90)	(137)	38
Second lien	37	(20)	50	67
Total U.S. RMBS	302	(110)	(87)	105
Other structured finance	23	(5)	(1)	17
Structured Finance	325	(115)	(88)	122
Total	$565	$7	$(162)	$410

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Nine Months 2015

	Net Expected Loss to be Paid (Recovered) as of December 31, 2014	Economic Loss Development	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2015
	(in millions)
Public Finance:
U.S. public finance	$142	$93	$(13)	222
Non-U.S. public finance	34	(4)	—	30
Public Finance	176	89	(13)	252
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	237	(43)	(104)	90
Option ARM	(19)	(6)	3	(22)
Subprime	223	21	(29)	215
Total first lien	441	(28)	(130)	283
Second lien	(22)	13	17	8
Total U.S. RMBS	419	(15)	(113)	291
Other structured finance	24	(3)	0	21
Structured Finance	443	(18)	(113)	312
Total	$619	$71	$(126)	$564
____________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets. The Company paid $3 million and $3 million in loss adjustment expenses ("LAE") for Third Quarter 2016 and 2015, respectively, and $5 million and $6 million in LAE for Nine Months 2016 and 2015, respectively.

(2)	Includes expected LAE to be paid of $2 million as of September 30, 2016 and $3 million as of December 31, 2015.

Future Net R&W Recoverable (Payable)(1)

	As of September 30, 2016	As of December 31, 2015
	(in millions)
U.S. RMBS:
First lien	$(101)	$(9)
Second lien	29	71
Total	$(72)	$62
____________________

(1)
The Company’s agreements with R&W providers generally provide that, as the Company makes claim payments, the R&W providers reimburse it for those claims; if the Company later receives reimbursement through the transaction (for example, from excess spread), the Company repays the R&W providers. See the section “Breaches of Representations and Warranties” for information about the R&W agreements and eligible assets held in trust with respect to such agreements. When the Company projects receiving more reimbursements in the future than it projects paying in claims on transactions covered by R&W settlement agreements, the Company will have a net R&W payable.

The following tables present the present value of net expected loss to be paid for all contracts by accounting model, by sector and after the benefit for expected recoveries for breaches of R&W.

Net Expected Loss to be Paid (Recovered)
By Accounting Model
As of September 30, 2016

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives (2)	Total
	(in millions)
Public Finance:
U.S. public finance	$264	$—	$—	$264
Non-U.S. public finance	24	—	—	24
Public Finance	288	—	—	288
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	(94)	20	—	(74)
Option ARM	(45)	—	—	(45)
Subprime	113	44	—	157
Total first lien	(26)	64	—	38
Second lien	43	29	(5)	67
Total U.S. RMBS	17	93	(5)	105
Other structured finance	15	—	2	17
Structured Finance	32	93	(3)	122
Total	$320	$93	$(3)	$410

Net Expected Loss to be Paid (Recovered)
By Accounting Model
As of December 31, 2015

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives (2)	Total
	(in millions)
Public Finance:
U.S. public finance	$214	$—	$—	$214
Non-U.S. public finance	26	—	—	26
Public Finance	240	—	—	240
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	72	17	—	89
Option ARM	(31)	—	—	(31)
Subprime	147	60	—	207
Total first lien	188	77	—	265
Second lien	(4)	37	4	37
Total U.S. RMBS	184	114	4	302
Other structured finance	20	—	3	23
Structured Finance	204	114	7	325
Total	$444	$114	$7	$565
___________________

(1)	Refer to Note 8, Consolidated Variable Interest Entities.

(2)	Refer to Note 7, Financial Guaranty Contracts Accounted for as Credit Derivatives.

The following tables present the net economic loss development for all contracts by accounting model, by sector and after the benefit for expected recoveries for breaches of R&W.

Net Economic Loss Development (Benefit)
By Accounting Model
Third Quarter 2016

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
Public Finance:
U.S. public finance	$13	$—	$—	$13
Non-U.S. public finance	(1)	—	—	(1)
Public Finance	12	—	—	12
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	4	(1)	—	3
Option ARM	1	—	—	1
Subprime	(16)	(1)	—	(17)
Total first lien	(11)	(2)	—	(13)
Second lien	(1)	(1)	(8)	(10)
Total U.S. RMBS	(12)	(3)	(8)	(23)
Other structured finance	(2)	—	0	(2)
Structured Finance	(14)	(3)	(8)	(25)
Total	$(2)	$(3)	$(8)	$(13)

Net Economic Loss Development (Benefit)
By Accounting Model
Third Quarter 2015

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
Public Finance:
U.S. public finance	$18	$—	$—	$18
Non-U.S. public finance	(1)	—	—	(1)
Public Finance	17	—	—	17
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	(34)	0	—	(34)
Option ARM	(2)	—	—	(2)
Subprime	17	5	—	22
Total first lien	(19)	5	—	(14)
Second lien	9	1	1	11
Total U.S. RMBS	(10)	6	1	(3)
Other structured finance	(1)	—	0	(1)
Structured Finance	(11)	6	1	(4)
Total	$6	$6	$1	$13

Net Economic Loss Development (Benefit)
By Accounting Model
Nine Months 2016

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
Public Finance:
U.S. public finance	$124	$—	$—	$124
Non-U.S. public finance	(2)	—	—	(2)
Public Finance	122	—	—	122
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	(42)	2	—	(40)
Option ARM	(17)	—	—	(17)
Subprime	(30)	(3)	—	(33)
Total first lien	(89)	(1)	—	(90)
Second lien	(8)	(4)	(8)	(20)
Total U.S. RMBS	(97)	(5)	(8)	(110)
Other structured finance	(5)	—	0	(5)
Structured Finance	(102)	(5)	(8)	(115)
Total	$20	$(5)	$(8)	$7

Net Economic Loss Development (Benefit)
By Accounting Model
Nine Months 2015

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
Public Finance:
U.S. public finance	$93	$—	$—	$93
Non-U.S. public finance	(4)	—	—	(4)
Public Finance	89	—	—	89
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	(42)	(1)	—	(43)
Option ARM	(6)	—	—	(6)
Subprime	12	9	—	21
Total first lien	(36)	8	—	(28)
Second lien	13	(1)	1	13
Total U.S. RMBS	(23)	7	1	(15)
Other structured finance	(2)	—	(1)	(3)
Structured Finance	(25)	7	0	(18)
Total	$64	$7	$0	$71
___________________
(1)    Refer to Note 8, Consolidated Variable Interest Entities.

(2)    Refer to Note 7, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Selected U.S. Public Finance Transactions

The Company insures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $2.0 billion net par as of September 30, 2016, $1.9 billion of which is rated BIG. For additional information regarding the Company's exposure to general obligations of Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, please refer to "Exposure to Puerto Rico" in Note 3, Outstanding Exposure.

On February 25, 2015, a plan of adjustment resolving the bankruptcy filing of the City of Stockton, California under chapter 9 of the U.S. Bankruptcy Code became effective. As of September 30, 2016, the Company’s net par subject to the plan consists of $60 million of pension obligation bonds. As part of the plan settlement, the City will repay the pension obligation bonds from certain fixed payments and certain variable payments contingent on the City's revenue growth.

The Company projects that its total net expected loss across its troubled U.S. public finance credits as of September 30, 2016, including those mentioned above, which incorporated the likelihood of the various outcomes, will be $264 million, compared with a net expected loss of $214 million as of December 31, 2015. Economic loss development in Third Quarter 2016 and Nine Months 2016 was $13 million and $124 million, respectively, which was primarily attributable to Puerto Rico exposures.

Certain Selected European Country Sub-Sovereign Transactions

The Company insures credits with sub-sovereign exposure to various Spanish and Portuguese issuers where a Spanish or Portuguese sovereign default may cause the related sub-sovereigns also to default. The Company's exposure net of reinsurance to these Spanish and Portuguese credits is $282 million and $76 million, respectively. The Company rates most of these issuers in the BB category due to the financial condition of Spain and Portugal and their dependence on the sovereign. The Company's Hungary exposure is to infrastructure bonds dependent on payments from Hungarian governmental entities. The Company's exposure net of reinsurance to these Hungarian credits is $195 million, all of which is rated BIG. The Company estimated net expected losses of $24 million related to these Spanish, Portuguese and Hungarian credits. The economic loss development during Third Quarter 2016 of approximately $1 million and the economic benefit of approximately $2 million during Nine Months 2016 was primarily related to changes in the exchange rate between the Euro and U.S. Dollar.

Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any R&W agreements to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

Third Quarter and Nine Months 2016 U.S. RMBS Loss Projections

Based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general assumptions to project RMBS losses as of September 30, 2016 as it used as of June 30, 2016. For Nine Months 2016, the Company chose to use the same general assumptions to project RMBS losses as of September 30, 2016 as it used as of December 31, 2015, except it (1) increased severities for specific vintages of Alt-A first lien, Option ARM and subprime transactions, (2) decreased liquidation rates for certain vintages of subprime and (3) increased liquidation rates for second lien transactions based on observed data.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM and Subprime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent twelve months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	September 30, 2016	June 30, 2016	December 31, 2015
Current Loans Modified in the Previous 12 Months
Alt-A	25%	25%	25%
Option ARM	25	25	25
Subprime	25	25	25
Current Loans Delinquent in the Previous 12 Months
Alt-A	25	25	25
Option ARM	25	25	25
Subprime	25	25	25
30 - 59 Days Delinquent
Alt-A	35	35	35
Option ARM	40	40	40
Subprime	45	45	45
60 - 89 Days Delinquent
Alt-A	45	45	45
Option ARM	50	50	50
Subprime	50	50	55
90 + Days Delinquent
Alt-A	55	55	55
Option ARM	60	60	60
Subprime	55	55	60
Bankruptcy
Alt-A	45	45	45
Option ARM	50	50	50
Subprime	40	40	40
Foreclosure
Alt-A	65	65	65
Option ARM	70	70	70
Subprime	65	65	70
Real Estate Owned
All	100	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a conditional default rate ("CDR") trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the base case, after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 6.75 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historically high levels, and the Company is assuming in the base case that these high levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. As a result, as of March 31, 2016, the Company updated severities for specific vintages of Alt-A first lien and subprime transactions based on observed data and as of June 30, 2016 the Company updated severities again for certain vintages of Alt-A, as well as Option ARM. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS(1)

	As of September 30, 2016		As of June 30, 2016		As of December 31, 2015
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	3.9% - 10.7%	6.1%	3.8% - 11.9%	6.4%	4.0% - 12.0%	7.7%
Intermediate CDR	0.8% - 2.1%	1.2%	0.8% - 2.4%	1.3%	0.8% - 2.4%	1.5%
Period until intermediate CDR	48 months		48 months		48 months
Final CDR	0.2% - 0.5%	0.3%	0.2% - 0.6%	0.3%	0.2% - 0.6%	0.4%
Initial loss severity:
2005 and prior	60.0%		60.0%		60.0%
2006	80.0%		80.0%		70.0%
2007	70.0%		70.0%		65.0%
Initial conditional prepayment rate ("CPR")	1.8% - 16.8%	6.7%	3.5% - 19.5%	6.3%	2.7% - 14.3%	6.2%
Final CPR(2)	15%		15%		15%
Option ARM
Plateau CDR	3.4% - 9.1%	7.2%	3.2% - 10.1%	7.7%	3.5% - 10.3%	7.9%
Intermediate CDR	0.7% - 1.8%	1.4%	0.6% - 2.0%	1.5%	0.7% - 2.1%	1.6%
Period until intermediate CDR	48 months		48 months		48 months
Final CDR	0.2% - 0.5%	0.4%	0.2% - 0.5%	0.4%	0.2% - 0.5%	0.4%
Initial loss severity:
2005 and prior	60.0%		60.0%		60.0%
2006	70.0%		70.0%		70.0%
2007	75.0%		75.0%		65.0%
Initial CPR	1.7% - 7.5%	4.0%	2.0% - 6.5%	3.9%	1.5% - 6.5%	2.7%
Final CPR(2)	15%		15%		15%
Subprime
Plateau CDR	4.5% - 10.7%	8.2%	4.7% - 11.3%	8.6%	5.4% - 13.2%	9.7%
Intermediate CDR	0.9% - 2.1%	1.6%	0.9% - 2.3%	1.7%	1.1% - 2.6%	1.9%
Period until intermediate CDR	48 months		48 months		48 months
Final CDR	0.2% - 0.5%	0.4%	0.2% - 0.6%	0.4%	0.3% - 0.7%	0.5%
Initial loss severity:
2005 and prior	80.0%		80.0%		75.0%
2006	90.0%		90.0%		90.0%
2007	90.0%		90.0%		90.0%
Initial CPR	0.4% - 7.6%	3.8%	0.6% - 7.3%	3.8%	0.0% - 6.7%	3.4%
Final CPR(2)	15%		15%		15%
____________________
(1)                                Represents variables for most heavily weighted scenario (the “base case”).

(2)	For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used.

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary CPR follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for June 30, 2016 and December 31, 2015.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of September 30, 2016. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of September 30, 2016 as it used as of June 30, 2016 and December 31, 2015, increasing and decreasing the periods of stress from those used in the base case.

In a somewhat more stressful environment than that of the base case, where the CDR plateau was extended six months (to be 42 months long) before the same more gradual CDR recovery and loss severities were assumed to recover over 4.5 rather than 2.5 years (and subprime loss severities were assumed to recover only to 60% and Option ARM and Alt A loss severities to only 45%), expected loss to be paid would increase from current projections by approximately $10 million for Alt-A first liens, $6 million for Option ARM and $31 million for subprime transactions.

In an even more stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months and other assumptions were the same as the other stress scenario, expected loss to be paid would increase from current projections by approximately $24 million for Alt-A first liens, $12 million for Option ARM and $42 million for subprime transactions.

In a scenario with a somewhat less stressful environment than the base case, where CDR recovery was somewhat less gradual, expected loss to be paid would decrease from current projections by approximately $4 million for Alt-A first liens, $17 million for Option ARM and $11 million for subprime transactions.

In an even less stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $13 million for Alt-A first liens, $26 million for Option ARM and $30 million for subprime transactions.

U.S. Second Lien RMBS Loss Projections

Second lien RMBS transactions include both home equity lines of credit ("HELOC") and closed end second lien. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as CPR of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity.

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. A liquidation rate is the percent of loans in a given cohort (in this instance, delinquency category) that ultimately default. Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded five months of losses. Liquidation rates assumed as of September 30, 2016 were from 25% to 100%, which were the same as of June 30, 2016 and December 31, 2015.

For the base case scenario, the CDR (the “plateau CDR”) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising five months of delinquent data, a one month plateau period and 28 months of decrease to the steady state CDR, the same as of June 30, 2016 and December 31, 2015.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment, and so increase the borrower's aggregate monthly payment. Some of the HELOC loans underlying the Company's insured HELOC transactions have reached their principal amortization period. The Company has observed that the increase in monthly payments occurring when a loan reaches its principal amortization period, even if mitigated by borrower relief offered by the servicer, is associated with increased borrower defaults. Thus, most of the Company's HELOC projections incorporate an assumption that a percentage of loans reaching their amortization periods will default around the time of the payment increase. These projected defaults are in addition to those generated using the CDR curve as described above. This assumption is similar to the one used as of June 30, 2016 and December 31, 2015. For September 30, 2016 the Company used the same general approach as of June 30, 2016 and December 31, 2015.

When a second lien loan defaults, there is generally a very low recovery. The Company had assumed as of September 30, 2016 that it will generally recover only 2% of the collateral defaulting in the future and declining additional amounts of post-default receipts on previously defaulted collateral. This is the same assumption used as of June 30, 2016 and December 31, 2015.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions, which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is generally consistent with how the Company modeled the CPR as of June 30, 2016 and December 31, 2015. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices. These variables have been relatively stable and in the relevant ranges have less impact on the projection results than the variables discussed above. However, in a number of HELOC transactions the servicers have been modifying poorly performing loans from floating to fixed rates, and, as a result, rising interest rates would negatively impact the excess spread available from these modified loans to support the transactions. The Company incorporated these modifications in its assumptions.

In estimating expected losses, the Company modeled and probability weighted five possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. The Company used five scenarios at September 30, 2016 and December 31, 2015. The Company believes that the level of the elevated CDR and the length of time it will persist, the ultimate prepayment rate, and the amount of additional defaults because of the expiry of the interest only period, are the primary drivers behind the likely amount of losses the collateral will suffer. The Company continues to evaluate the assumptions affecting its modeling results.

Most of the Company's projected second lien RMBS losses are from HELOC transactions. The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions for the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs(1)

	As of September 30, 2016		As of June 30, 2016		As of December 31, 2015
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Plateau CDR	5.1% - 20.6%	12.8%	2.5%-26.3%	12.6%	4.9% - 23.5%	11.0%
Final CDR trended down to	0.6% - 3.2%	1.2%	0.6%-3.2%	1.2%	0.6% - 3.2%	1.2%
Period until final CDR	34 months		34 months		34 months
Initial CPR	11.5% - 17.7%	12.7%	11.0%-15.4%	11.2%	10.9%
Final CPR(2)	15.0% - 17.7%	15.4%	10.0%-15.4%	13.3%	10.0% - 15.0%	13.3%
Loss severity	98%		98%		98.0%
____________________

(1)	Represents variables for most heavily weighted scenario (the “base case”).

(2)	For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used.

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. Increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31-months (for a total stress period of 39 months), and doubling the defaults relating to the end of the interest only period would increase the expected loss by approximately $29 million for HELOC transactions. On the other hand, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $19 million for HELOC transactions.

Breaches of Representations and Warranties

The Company entered into agreements with R&W providers under which those providers made payments to the Company, agreed to make payments to the Company in the future, and / or repurchased loans from the transactions, all in return for releases of related liability by the Company.

As of September 30, 2016, the Company had a net R&W payable of $72 million to R&W counterparties, compared to an R&W recoverable of $62 million as of December 31, 2015. The decrease represents improvements in underlying collateral performance and the termination of the Deutsche Bank agreement described below. The Company’s agreements with providers of R&W generally provide for reimbursement to the Company as claim payments are made and, to the extent the Company later receives reimbursements of such claims from excess spread or other sources, for the Company to provide reimbursement to the R&W providers. When the Company projects receiving more reimbursements in the future than it projects to pay in claims on transactions covered by R&W settlement agreements, the Company will have a net R&W payable. Most of the amount projected to be received pursuant to agreements with R&W providers benefits from eligible assets placed in trusts to collateralize the R&W provider’s future reimbursement obligation, with the amount of such collateral subject to increase or decrease from time to time as determined by rating agency requirements. Currently the Company has agreements with two counterparties where a future reimbursement obligation is collateralized by eligible assets held in trust:

•
Bank of America. Under Assured Guaranty's agreement with Bank of America Corporation and certain of its subsidiaries (“Bank of America”), Bank of America agreed to reimburse Assured Guaranty for 80% of claims on the first lien transactions covered by the agreement that Assured Guaranty pays in the future, until the aggregate lifetime collateral losses (not insurance losses or claims) on those transactions reach $6.6 billion. As of September 30, 2016 aggregate lifetime collateral losses on those transactions was $4.5 billion ($4.17 billion for AGM and $0.36 billion for AGC), and Assured Guaranty was projecting in its base case that such collateral losses would eventually reach $5.2 billion ($4.72 billion for AGM and $0.43 billion for AGC). Bank of America's reimbursement obligation is secured by

$143 million of collateral held in trust for AGM's benefit and $370 million of collateral held in trust that is available for either AGM or AGC.

•
UBS. Under Assured Guaranty's agreement with UBS Real Estate Securities Inc. and affiliates (“UBS”), UBS agreed to reimburse the Company for 85% of future losses on three first lien RMBS transactions, and such reimbursement obligation is secured by $38 million of collateral held in trust for the Company's benefit.

Under Assured Guaranty's previous agreement with Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”), Deutsche Bank agreed to reimburse Assured Guaranty for certain claims it pays in the future on eight first and second lien transactions, including 80% of claims it pays on those transactions until the aggregate lifetime claims (before reimbursement) reach $319 million. In May 2016, Deutsche Bank's reimbursement obligations under the May 2012 agreement were terminated in return for cash payments to Assured Guaranty.

The Company uses the same RMBS projection scenarios and weightings to project its future R&W benefit as it uses to project RMBS losses on its portfolio. To the extent the Company increases its loss projections, the R&W benefit generally will also increase, subject to the agreement limits and thresholds described above. Similarly, to the extent the Company decreases its loss projections, the R&W benefit generally will also decrease, subject to the agreement limits and thresholds described above.

Other structured finance

The Company's other structured finance includes $491 million net par rated BIG, including transactions backed by manufactured housing loans. The Company has expected loss to be paid of $17 million as of September 30, 2016. The economic benefit during Third Quarter 2016 was $2 million, which was attributable primarily to improved performance of various credits. The economic benefit during Nine Months 2016 was $5 million, which was attributable primarily to improved performance of various credits.

Recovery Litigation

On January 7, 2016, AGM, AGC and Ambac Assurance Corporation (“Ambac”) commenced an action for declaratory judgment and injunctive relief in the U.S. District Court for the District of Puerto Rico to invalidate the executive orders issued by the Governor on November 30, 2015 and December 8, 2015 directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company retain or transfer (in other words, "claw back") certain taxes and revenues pledged to secure the payment of bonds issued by the PRHTA, the PRCCDA and the PRIFA.  The Commonwealth defendants filed a motion to dismiss the action for lack of subject matter jurisdiction, which the Court denied on October 4, 2016. On October 14, 2016, the Commonwealth defendants filed a notice of PROMESA automatic stay.

On July 21, 2016, AGC and AGM filed a motion and form of complaint in the U.S. District Court for the District of
Puerto Rico seeking relief from the stay provided by PROMESA. Upon a grant of relief from the PROMESA stay, the lawsuit further seeks a declaration that the Moratorium Act is preempted by Federal bankruptcy law and that certain gubernatorial executive orders diverting PRHTA pledged toll revenues (which are not subject to the Clawback) are preempted by PROMESA and violate the U.S. Constitution. Additionally, it seeks damages for the value of the PRHTA toll revenues diverted and injunctive relief prohibiting the defendants from taking any further action under these executive orders. On October 28, 2016, the Oversight Board filed a motion seeking leave to intervene in the action, which motion was denied on November 1, 2016, without prejudice, on procedural grounds. On November 2, 2016, the Court denied AGC’s and AGM’s motion for relief from the PROMESA stay. The PROMESA stay expires on February 15, 2017, although it may be extended.

5.    Financial Guaranty Insurance

Financial Guaranty Insurance Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of a derivative under GAAP. Amounts presented in this note relate only to financial guaranty insurance contracts. See Note 7, Financial Guaranty Contracts Accounted for as Credit Derivatives for amounts that relate to CDS and Note 8, Consolidated Variable Interest Entities for amounts that relate to FG VIEs.

Net Earned Premiums

	Third Quarter		Nine Months
	2016	2015	2016	2015
	(in millions)
Scheduled net earned premiums	$51	$59	$157	$187
Accelerations:
Refundings	38	35	125	104
Terminations	14	21	55	22
Total Accelerations	52	56	180	126
Accretion of discount on net premiums receivable	2	2	5	6
Net earned premiums (1)	$105	$117	$342	$319
____________________

(1)	Excludes $4 million and $5 million for Third Quarter 2016 and 2015 , respectively, and $12 million and $14 million for Nine Months 2016 and 2015, respectively, related to consolidated FG VIEs.

Components of Unearned Premium Reserve

	As of September 30, 2016			As of December 31, 2015
	Gross	Ceded	Net(1)	Gross	Ceded	Net(1)
	(in millions)
Deferred premium revenue	$2,569	$794	$1,775	$2,943	$853	$2,090
Contra-paid(2)	(34)	(6)	(28)	(10)	(8)	(2)
Unearned premium reserve	$2,535	$788	$1,747	$2,933	$845	$2,088
____________________

(1)	Excludes $85 million and $97 million of deferred premium revenue, and $28 million and $30 million of contra-paid related to FG VIEs as of September 30, 2016 and December 31, 2015, respectively.

(2)	See "Financial Guaranty Insurance Losses - Insurance Contracts' Loss Information" below for an explanation of "contra-paid".

Gross Premium Receivable
Roll Forward

	Nine Months
	2016	2015
	(in millions)
Beginning of period, December 31	$425	$450
Gross written premiums	109	78
Gross premiums received	(129)	(116)
Adjustments:
Changes in the expected term	(30)	(4)
Accretion of discount	1	10
Foreign exchange translation	(24)	(16)
Consolidation/deconsolidation of FG VIEs	—	(4)
End of period, September 30 (1)	$352	$398
____________________

(1)	Excludes $4 million and $8 million as of September 30, 2016 and September 30, 2015, respectively, related to consolidated FG VIEs.

Foreign exchange translation relates to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 86%, 82% and 79% of installment premiums at September 30, 2016, December 31, 2015 and September 30, 2015, respectively, are denominated in currencies other than the U.S. dollar, primarily the Euro and British Pound Sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable
(Undiscounted)

As of September 30, 2016
(in millions)
2016 (October 1 – December 31)	$17
2017	41
2018	33
2019	30
2020	28
2021-2025	114
2026-2030	83
2031-2035	59
After 2035	53
Total (1)	$458
____________________

(1)	Excludes expected cash collections on FG VIEs of $6 million.

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of September 30, 2016
(in millions)
2016 (October 1 – December 31)	$48
2017	174
2018	159
2019	140
2020	126
2021-2025	481
2026-2030	302
2031-2035	182
After 2035	163
Net deferred premium revenue(1)	1,775
Future accretion	70
Total future net earned premiums	$1,845
____________________

(1)	Excludes scheduled net earned premiums on consolidated FG VIEs of $85 million.

Selected Information for Financial Guaranty Insurance
Policies Paid in Installments

	As of September 30, 2016	As of December 31, 2015
	(dollars in millions)
Premiums receivable	$352	$425
Gross deferred premium revenue	780	966
Weighted-average risk-free rate used to discount premiums	3.1%	3.2%
Weighted-average period of premiums receivable (in years)	9.7	10.0

Financial Guaranty Insurance Losses

Insurance Contracts' Loss Information

The following table provides information on loss and LAE reserves and salvage and subrogation recoverable, net of reinsurance. The Company used weighted average risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.0% to 2.42% as of September 30, 2016 and 0.0% to 3.25% as of December 31, 2015.

Loss and LAE Reserve and Salvage and Subrogation Recoverable
Net of Reinsurance

	As of September 30, 2016			As of December 31, 2015
	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)
	(in millions)
Public Finance:
U.S. public finance	$261	$31	$230	$178	$0	$178
Non-U.S. public finance	15	—	15	15	—	15
Public Finance	276	31	245	193	0	193
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	18	134	(116)	13	—	13
Option ARM	5	51	(46)	7	40	(33)
Subprime	136	18	118	159	15	144
First lien	159	203	(44)	179	55	124
Second lien	48	38	10	15	47	(32)
Total U.S. RMBS	207	241	(34)	194	102	92
Other structured finance	14	—	14	19	1	18
Structured Finance	221	241	(20)	213	103	110
Subtotal	497	272	225	406	103	303
Effect of consolidating FG VIEs	(57)	—	(57)	(72)	0	(72)
Total (1)	$440	$272	$168	$334	$103	$231
____________________
(1)                                 See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

Components of Net Reserves (Salvage)

	As of September 30, 2016	As of December 31, 2015
	(in millions)
Loss and LAE reserve	$630	$488
Reinsurance recoverable on unpaid losses	(190)	(154)
Loss and LAE reserve, net	440	334
Salvage and subrogation recoverable	(319)	(109)
Salvage and subrogation payable(1)	47	6
Salvage and subrogation recoverable, net	(272)	(103)
Net reserves (salvage)	$168	$231
____________________

(1)	Recorded as a component of reinsurance balances payable.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (i) the contra-paid which represent the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (having the effect of reducing net expected loss to be paid by the amount of the previously paid claim and the expected recovery), but will have no future income effect (because the previously paid claims and the corresponding recovery of those claims will offset in income in future periods), and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of September 30, 2016
(in millions)
Net expected loss to be paid - financial guaranty insurance (1)	320
Contra-paid, net	28
Salvage and subrogation recoverable, net of reinsurance	272
Loss and LAE reserve, net of reinsurance	(440)
Net expected loss to be expensed (present value)(2)	$180
____________________
(1)    See "Net Expected Loss to be Paid (Recovered) by Accounting Model" table in Note 4, Expected Loss to be Paid.

(2)    Excludes $64 million as of September 30, 2016, related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of September 30, 2016
(in millions)
2016 (October 1 – December 31)	$8
Subtotal 2016	8
2017	20
2018	20
2019	18
2020	16
2021-2025	52
2026-2030	26
2031-2035	14
After 2035	6
Net expected loss to be expensed	180
Future accretion	82
Total expected future loss and LAE	$262

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Third Quarter		Nine Months
	2016	2015	2016	2015
	(in millions)
Public Finance:
U.S. public finance	$15	$16	$126	$79
Non-U.S. public finance	1	(1)	(1)	3
Public finance	16	15	125	82
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	1	(12)	4	(16)
Option ARM	0	0	(17)	(1)
Subprime	(7)	30	(14)	30
First lien	(6)	18	(27)	13
Second lien	2	15	10	24
Total U.S. RMBS	(4)	33	(17)	37
Other structured finance	(2)	(1)	(4)	(1)
Structured finance	(6)	32	(21)	36
Loss and LAE on insurance contracts before FG VIE consolidation	10	47	104	118
Effect of consolidating FG VIEs	1	(10)	(3)	(17)
Loss and LAE	$11	$37	$101	$101

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of September 30, 2016

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	57	(50)	11	(11)	48	(48)	116	—	116
Remaining weighted-average contract period (in years)	8.7	7.6	11.0	9.5	8.3	9.9	9.1	—	9.1
Outstanding exposure:								—
Principal	$3,146	$(964)	$2,195	$(808)	$3,549	$(888)	$6,230	$—	$6,230
Interest	1,530	(404)	1,244	(391)	1,506	(447)	3,038	—	3,038
Total(2)	$4,676	$(1,368)	$3,439	$(1,199)	$5,055	$(1,335)	$9,268	$—	$9,268
Expected cash outflows (inflows)	$127	$(41)	$678	$(178)	$959	$(147)	$1,398	$(271)	$1,127
Potential recoveries
Undiscounted R&W	138	(4)	—	—	(29)	1	106	—	106
Other(3)	(491)	49	(95)	8	(575)	110	(994)	163	(831)
Total potential recoveries	(353)	45	(95)	8	(604)	111	(888)	163	(725)
Subtotal	(226)	4	583	(170)	355	(36)	510	(108)	402
Discount	34	(6)	(112)	25	(29)	(9)	(97)	15	(82)
Present value of expected cash flows	$(192)	$(2)	$471	$(145)	$326	$(45)	$413	$(93)	$320
Deferred premium revenue	$43	$(11)	$66	$(11)	$310	$(51)	$346	$(85)	$261
Reserves (salvage)(4)	$(217)	$7	$422	$(136)	$163	$(14)	$225	$(57)	$168

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2015

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	59	(52)	14	(14)	43	(43)	116	—	116
Remaining weighted-average contract period (in years)	10.2	9.8	10.0	8.7	6.8	7.1	9.3	—	9.3
Outstanding exposure:
Principal	$4,718	$(1,763)	$1,923	$(544)	$2,325	$(325)	$6,334	$—	$6,334
Interest	2,665	(952)	983	(234)	786	(101)	3,147	—	3,147
Total(2)	$7,383	$(2,715)	$2,906	$(778)	$3,111	$(426)	$9,481	$—	$9,481
Expected cash outflows (inflows)	$274	$(84)	$531	$(136)	$1,044	$(115)	$1,514	$(290)	$1,224
Potential recoveries
Undiscounted R&W	72	(2)	(47)	3	(77)	7	(44)	—	(44)
Other(3)	(336)	19	(134)	16	(441)	71	(805)	146	(659)
Total potential recoveries	(264)	17	(181)	19	(518)	78	(849)	146	(703)
Subtotal	10	(67)	350	(117)	526	(37)	665	(144)	521
Discount	30	10	(62)	21	(98)	(8)	(107)	30	(77)
Present value of expected cash flows	$40	$(57)	$288	$(96)	$428	$(45)	$558	$(114)	$444
Deferred premium revenue	$168	$(44)	$69	$(8)	$343	$(47)	$481	$(95)	$386
Reserves (salvage)(4)	$(13)	$(37)	$240	$(90)	$224	$(21)	$303	$(72)	$231
____________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes BIG amounts related to FG VIEs.

(3)	Includes excess spread.

(4)	See table “Components of net reserves (salvage).”

Ratings Impact on Financial Guaranty Business

A downgrade of the Company may result in increased claims under financial guaranties issued by the Company, if the insured obligors were unable to pay.

For example, AGM has issued financial guaranty insurance policies in respect of the obligations of municipal obligors under interest rate swaps. AGM insures periodic payments owed by the municipal obligors to the bank counterparties. In certain cases, AGM also insures termination payments that may be owed by the municipal obligors to the bank counterparties. If (i) AGM has been downgraded below the rating trigger set forth in a swap under which it has insured the termination payment, which rating trigger varies on a transaction by transaction basis; (ii) the municipal obligor has the right to cure by, but has failed in, posting collateral, replacing AGM or otherwise curing the downgrade of AGM; (iii) the transaction documents include as a condition that an event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded past a specified level, and such condition has been met; (iv) the bank counterparty has elected to terminate the swap; (v) a termination payment is payable by the municipal obligor; and (vi) the municipal obligor has failed to make the termination payment payable by it, then AGM would be required to pay the termination payment due by the municipal obligor, in an amount not to exceed the policy limit set forth in the financial guaranty insurance policy. At AGM's current financial strength ratings, if the conditions giving rise to the obligation of AGM to make a termination payment under the swap termination policies were all satisfied, then AGM could pay claims in an amount not exceeding approximately $191 million in respect of such termination payments. Taking into consideration whether the rating of the municipal obligor is below any applicable specified trigger, if the financial strength ratings of AGM were further downgraded below "A" by S&P or below "A2" by Moody's, and the conditions giving rise to the obligation of AGM to make a payment under the swap policies were all satisfied, then AGM could pay claims in an additional amount not exceeding approximately $439 million in respect of such termination payments.

As another example, with respect to variable rate demand obligations ("VRDOs") for which a bank has agreed to provide a liquidity facility, a downgrade of AGM may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% - 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGM under its financial guaranty policy. As of September 30, 2016, the Company had insured approximately $4.4 billion net par of VRDOs, of which approximately $0.2 billion of net par constituted VRDOs issued by municipal obligors rated BBB- or lower pursuant to the Company’s internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

In addition, AGM may be required to pay claims in respect of AGMH’s former financial products business if Dexia SA and its affiliates, from which Assured Guaranty had purchased AGMH and its subsidiaries, do not comply with their obligations following a downgrade of the financial strength rating of AGM. Most of the guaranteed investment contracts ("GICs") insured by AGM allow the GIC holder to terminate the GIC and withdraw the funds in the event of a downgrade of AGM below A3 or A-, with no right of the GIC issuer to avoid such withdrawal by posting collateral or otherwise enhancing its credit. Each GIC contract stipulates the thresholds below which the GIC issuer must post eligible collateral, along with the types of securities eligible for posting and the collateralization percentage applicable to each security type. These collateralization percentages range from 100% of the GIC balance for cash posted as collateral to, typically, 108% for asset-backed securities. If the entire aggregate accreted GIC balance of approximately $1.6 billion as of September 30, 2016 were terminated, the assets of the GIC issuers (which had an aggregate market value which exceed the liabilities by $0.9 billion) would be sufficient to fund the withdrawal of the GIC funds.

6.    Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During Nine Months 2016, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1, 2 and 3.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which include available relevant market information, benchmark curves, benchmarking of like securities, and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy and their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value. Short term securities that were obtained as part of loss mitigation efforts and whose prices were determined based on models, where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy.

Annually, the Company reviews each pricing service’s procedures, controls and models used in the valuations of the Company’s investment portfolio, as well as the competency of the pricing service’s key personnel. In addition, on a quarterly basis, the Company holds a meeting of the internal valuation committee (comprised of individuals within the Company with market, valuation, accounting, and/or finance experience) that reviews and approves prices and assumptions used by the pricing services.

For Level 1 and 2 securities, the Company, on a quarterly basis, reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter. Where unexpected price movements are noted for a specific CUSIP, the Company formally challenges the price provided, and reviews all key inputs utilized in the third party’s pricing model, and compares such information to management’s own market information.

For Level 3 securities, the Company, on a quarterly basis:

•	reviews methodologies, any model updates and inputs and compares such information to management’s own market information and, where applicable, the internal models,

•
reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter, and evaluates, documents, and resolves any significant pricing differences with the assistance of the third party pricing source, and

•	compares prices received from different third party pricing sources, and evaluates, documents the rationale for, and resolves any significant pricing differences.

As of September 30, 2016, the Company used models to price 28 fixed-maturity securities (which were purchased or obtained for loss mitigation or other risk management purposes), which were 11.6% or $709 million of the Company's fixed-maturity securities and short-term investments at fair value. Most Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Invested Assets

As of September 30, 2016 and December 31, 2015, other invested assets include investments carried and measured at fair value on a recurring basis of $53 million and $51 million, respectively, and include primarily an investment in the global property catastrophe risk market and an investment in a fund that invests primarily in senior loans and bonds. Fair values for the majority of these investments are based on their respective net asset value ("NAV") per share or equivalent.

Other Assets

Committed Capital Securities ("CCS")

The fair value of AGM Committed Preferred Trust Securities (the “AGM CPS”), which is recorded in “other assets” on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGM CPS agreements, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 14, Notes Payable and Credit Facilities). The AGM CPS are carried at fair value with changes in fair value recorded in the consolidated statement of operations. The estimated current cost of the AGM CPS is based on several factors, including AGM CDS spreads, the U.S. dollar forward swap curve, London Interbank Offered Rate ("LIBOR") curve projections and the term the securities are estimated to remain outstanding.

Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of insured CDS contracts, and also include interest rate swaps that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The following is a description of the fair value methodology applied to the Company's insured credit default swaps that are accounted for as credit derivatives, which constitute the vast majority of the net credit derivative liability in the consolidated balance sheets. The Company did not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate such contracts; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. Such terminations generally are not completed at fair value but instead for an amount that approximates the present value of future premiums or for a negotiated amount.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs to derive an estimate of the fair value of the Company's contracts in its principal markets (see "Assumptions and Inputs"). There is no established market where financial guaranty insured credit derivatives are actively traded, therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at September 30, 2016 were such that market prices of the Company’s CDS contracts were not available.

Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts are as follows:

•Gross spread.

•The allocation of gross spread among:

◦	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”);

◦	premiums paid to the Company for the Company’s credit protection provided (“net spread”); and

◦	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the Company (“hedge cost”).

•	The weighted average life which is based on debt service schedules.

The rates used to discount future expected premium cash flows ranged from 0.90% to 1.33% at September 30, 2016 and 0.54% to 2.38% at December 31, 2015.

The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the Company’s CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

•Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Deals priced or closed during a specific quarter within a specific asset class and specific rating. No transactions closed during the periods presented.

•Credit spreads interpolated based upon market indices.

•Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

As of September 30, 2016 and December 31, 2015, all of the Company's CDS contracts were fair valued utilizing credit spreads interpolated based upon market indices.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on a similar transaction for which the Company has received a spread quote from one of the first three sources within the Company’s spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross-referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its deals. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGM. For credit spreads on the Company’s name the Company obtains the quoted price of CDS contracts traded on AGM from market data sources published by third parties. The cost to acquire CDS protection referencing AGM affects the amount of spread on CDS deals that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGM increases, the amount of premium the Company retains on a deal generally decreases. As the cost to acquire CDS protection referencing AGM decreases, the amount of premium the Company retains on a deal generally increases. In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the Company’s own credit spreads, approximately 32%, 21% and 14% based on number of deals, of the Company's CDS contracts are fair valued using this minimum premium as of September 30, 2016, June 30, 2016 and December 31, 2015, respectively. The percentage of deals that price using the minimum premiums fluctuates due to changes in AGM's credit spreads. In general when AGM's credit spreads narrow, the cost to hedge AGM's name declines and more transactions price above previously established floor levels. Meanwhile, when AGM's credit spreads widen, the cost to hedge AGM's name increases causing more transactions to price at previously established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGM hedged by its counterparties, with independent third parties each reporting period. The current level of AGM’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGM. This reduces the amount of contractual cash flows AGM can capture as premium for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the corresponding LIBOR over the weighted average remaining life of the contract.

Example

The following is an example of how changes in gross spreads, the Company’s own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16%	440	88%
The premium the Company receives per annum (in bps)	40	22%	10	2%

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGM, when the CDS spread on AGM was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company receives premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGM, when the CDS spread on AGM was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge AGM's name, the amount of profit the bank would expect to receive, and the premium the Company would expect to receive decline significantly.

In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today's market to accept its obligations under the CDS contract, thus resulting in an asset.

Strengths and Weaknesses of Model

The Company's credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company's CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the Company's CDS modeling techniques are:

•	There is no exit market or actual exit transactions. Therefore the Company’s exit market is a hypothetical one based on the Company’s entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	The markets for the inputs to the model were highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

These contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company's estimate of the value of non-standard terms and conditions of its credit derivative contracts and amount of protection purchased on AGM's name.

Fair Value Option on FG VIEs' Assets and Liabilities

The Company elected the fair value option for all the FG VIEs' assets and liabilities. See Note 8, Consolidated Variable Interest Entities.

The FG VIEs issued securities collateralized by first lien and second lien RMBS. The lowest level input that is significant to the fair value measurement of these assets and liabilities was a Level 3 input (i.e., unobservable), therefore management classified them as Level 3 in the fair value hierarchy. Prices are generally determined with the assistance of an independent third-party, based on a discounted cash flow approach. The models to price the FG VIEs’ liabilities used, where appropriate, inputs such as estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; house price depreciation/appreciation rates based on macroeconomic forecasts and, for those liabilities insured by the Company, the benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest, taking into account the timing of the potential default and the Company’s own credit rating. The third-party also utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the third-party, on comparable bonds.

The fair value of the Company’s FG VIE assets is generally sensitive to changes related to estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could materially change the market value of the FG VIE’s assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIE asset is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically leads to a decrease in the fair value of FG VIE assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIE assets. These factors also directly impact the fair value of the Company’s FG VIE liabilities.

The fair value of the Company’s FG VIE liabilities is generally sensitive to the various model inputs described above. In addition, the Company’s FG VIE liabilities with recourse are also sensitive to changes in the Company’s implied credit worthiness. Significant changes to any of these inputs could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIE that is insured by the Company. In general, extending the timing of expected loss payments by the Company into the future typically leads to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIE liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically leads to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIE liabilities with recourse.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

On a quarterly basis, the Company also discloses the fair value of its outstanding financial guaranty insurance contracts. The fair value of the Company's financial guaranty contracts accounted for as insurance is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and includes adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Notes Payable

The fair value of the notes payable was determined by calculating the present value of the expected cash flows. The Company determines discounted future cash flows using market driven discount rates and a variety of assumptions, including a projection of the LIBOR rate, prepayment and default assumptions, and AGM CDS spreads. The fair value measurement was classified as Level 3 in the fair value hierarchy because there is a reliance on significant unobservable inputs to the valuation model, including the discount rates, prepayment and default assumptions, loss severity and recovery on delinquent loans.

Other Invested Assets

Other invested assets primarily consist of a surplus note issued by AGC to AGM. The fair value of the surplus note was determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the surplus note was classified as Level 3.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company's financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of September 30, 2016

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$3,895	$—	$3,855	$40
U.S. government and agencies	47	—	47	—
Corporate securities	653	—	595	58
Mortgage-backed securities:
RMBS	524	—	182	342
Commercial mortgage-backed securities ("CMBS")	281	—	281	—
Asset-backed securities	344	—	75	269
Foreign government securities	167	—	167	—
Total fixed-maturity securities	5,911	—	5,202	709
Short-term investments	203	161	42	—
Other invested assets (1)	9	—	4	5
Credit derivative assets	8	—	—	8
FG VIEs’ assets, at fair value	640	—	—	640
Other assets	6	—	—	6
Total assets carried at fair value	$6,777	$161	$5,248	$1,368
Liabilities:
Credit derivative liabilities	$130	$—	$—	$130
FG VIEs’ liabilities with recourse, at fair value	624	—	—	624
FG VIEs’ liabilities without recourse, at fair value	107	—	—	107
Total liabilities carried at fair value	$861	$—	$—	$861

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2015

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$4,041	$—	$4,033	$8
U.S. government and agencies	51	—	51	—
Corporate securities	668	—	597	71
Mortgage-backed securities:
RMBS	532	—	208	324
CMBS	223	—	223	—
Asset-backed securities	394	—	64	330
Foreign government securities	181	—	181	—
Total fixed-maturity securities	6,090	—	5,357	733
Short-term investments	257	176	21	60
Other invested assets (1)	10	—	5	5
Credit derivative assets	63	—	—	63
FG VIEs’ assets, at fair value	735	—	—	735
Other assets	29	—	—	29
Total assets carried at fair value	$7,184	$176	$5,383	$1,625
Liabilities:
Credit derivative liabilities	$154	$—	$—	$154
FG VIEs’ liabilities with recourse, at fair value	713	—	—	713
FG VIEs’ liabilities without recourse, at fair value	121	—	—	121
Total liabilities carried at fair value	$988	$—	$—	$988
____________________

(1)
Excluded from the table above are investments funds of $48 million and $45 million as of September 30, 2016 and December 31, 2015, respectively, measured using NAV per share. Includes Level 3 mortgage loans that are recorded at fair value on a non-recurring basis.

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company's Level 3 financial instruments carried at fair value on a recurring basis during Third Quarter 2016 and 2015 and Nine Months 2016 and 2015.

Fair Value Level 3 Rollforward
Recurring Basis
Third Quarter 2016

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		Short-Term Investments		FG VIEs’ Assets at Fair Value		Other Assets (8)		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of June 30, 2016	$39		$58		$325		$260		$—		$675		$18		$(82)		$(635)		$(113)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	1	(2)	0	(2)	1	(2)	2	(2)	—	(2)	14	(3)	(11)	(4)	(38)	(6)	(17)	(3)	(17)	(3)
Other comprehensive income (loss)	0		0		3		7		—		—		0		—		—		—
Purchases	—		—		24		—		—		—		—		—		—		—
Settlements	0		—		(11)		—		—		(29)		—		(2)		28		3
FG VIE deconsolidations	—		—		—		—		—		(20)		—		—		—		20
Fair value as of September 30, 2016	$40		$58		$342		$269		$—		$640		$7		$(122)		$(624)		$(107)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2016	$0		$0		$2		$7		$—		$24		$(11)		$9		$(15)		$(17)

Fair Value Level 3 Rollforward
Recurring Basis
Third Quarter 2015

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		Short-Term Investments		FG VIEs’ Assets at Fair Value		Other Assets (8)		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of June 30, 2015	$7		$77		$306		$98		$—		$910		$31		$(199)		$(811)		$(128)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	1	(2)	2	(2)	0	(2)	(2)	(2)	8	(2)	(4)	(3)	(8)	(4)	87	(6)	1	(3)	0	(3)
Other comprehensive income (loss)	0		0		(1)		0		(4)		—		0		—		—		—
Purchases	—		—		38		278		52	(7)	—		—		—		—		—
Settlements	0		—		(8)		0		(6)		(31)		0		(5)		34		2
FG VIE consolidations	—		—		—		—		—		—		—		—		—		—
Fair value as of September 30, 2015	$8		$79		$335		$374		$50		$875		$23		$(117)		$(776)		$(126)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2015	$0		$0		$(2)		$0		$(4)		$7		$(7)		$(17)		$3		$0

Fair Value Level 3 Rollforward
Recurring Basis
Nine Months 2016

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		Short-Term Investments		FG VIEs’ Assets at Fair Value		Other Assets (8)		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2015	$8		$71		$324		$330		$60		$735		$30		$(91)		$(713)		$(121)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	1	(2)	4	(2)	3	(2)	12	(2)	0	(2)	14	(3)	(23)	(4)	(19)	(6)	(4)	(3)	(14)	(3)
Other comprehensive income (loss)	1		(17)		2		3		0		—		0		—		—		—
Purchases	31		—		59		—		—		—		—		—		—		—
Settlements	(1)		—		(46)		(76)		(60)		(89)		—		(12)		93		8
FG VIE deconsolidations	—		—		—		—		—		(20)		—		—		—		20
Fair value as of September 30, 2016	$40		$58		$342		$269		$—		$640		$7		$(122)		$(624)		$(107)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2016	$1		$(17)		$1		$3		$—		$41		$(23)		$11		$(5)		$(14)

Fair Value Level 3 Rollforward
Recurring Basis
Nine Months 2015

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		Short-Term Investments		FG VIEs’ Assets at Fair Value		Other Assets (8)		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2014	$8		$79		$399		$95		$—		$823		$19		$(208)		$(830)		$(114)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	1	(2)	1	(2)	15	(2)	2	(2)	8	(2)	33	(3)	4	(4)	118	(6)	90	(3)	(19)	(3)
Other comprehensive income (loss)	0		(1)		(4)		0		(4)		—		0		—		—		—
Purchases	—		—		46		278		52	(7)	—		—		—		—		—
Settlements	(1)		—		(121)		(1)		(6)		(85)		—		(27)		95		7
FG VIE consolidations	—		—		—		—		—		104		—		—		(131)		—
Fair value as of September 30, 2015	$8		$79		$335		$374		$50		$875		$23		$(117)		$(776)		$(126)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2015	$0		$(1)		$(2)		$0		$(4)		$66		$5		$(8)		$(14)		$(9)
____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Included in fair value gains (losses) on FG VIEs.

(4)	Recorded in fair value gains (losses) on CCS, net investment income and other income.

(5)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(6)	Reported in net change in fair value of credit derivatives and other income.

(7)	Primarily non-cash transaction.

(8)	Includes CCS and other invested assets.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At September 30, 2016

Financial Instrument Description (1)	Fair Value at September 30, 2016 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$40	Yield	4.3%		17.2%	11.9%

Corporate securities	58	Yield	20.5%

RMBS	342	CPR	1.8%	-	8.4%	3.1%
		CDR	3.9%	-	10.5%	7.2%
		Loss severity	60.0%	-	100.0%	75.2%
		Yield	4.0%	-	7.7%	5.2%
Asset-backed securities:
Triple-X life insurance transactions	269	Yield	5.8%

FG VIEs’ assets, at fair value	640	CPR	3.5%	-	9.3%	5.4%
		CDR	1.3%	-	21.6%	5.9%
		Loss severity	50.0%	-	100.0%	81.0%
		Yield	3.2%	-	22.1%	6.5%

Other assets	6	Estimated pricing	$80
		Term (years)	5 years
Liabilities:
Credit derivative liabilities, net	(122)	Hedge cost (in bps)	7.6	-	127.5	10.5
		Bank profit (in bps)	3.9	-	701.3	29.1
		Internal floor (in bps)	7.0	-	100.0	10.9
		Internal credit rating	AAA	-	CCC	AAA

FG VIEs’ liabilities, at fair value	(731)	CPR	3.5%	-	9.3%	5.4%
		CDR	1.3%	-	21.6%	5.9%
		Loss severity	50.0%	-	100.0%	81.0%
		Yield	2.9%	-	22.1%	5.1%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

(2)	Excludes several investments recorded in other invested assets with fair value of $5 million.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2015

Financial Instrument Description (1)	Fair Value at December 31, 2015 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (2):
Fixed-maturity securities (3):
Corporate securities	$71	Yield	21.8%

RMBS	324	CPR	0.3%	-	9.0%	2.2%
		CDR	4.2%	-	9.3%	7.1%
		Loss severity	60.0%	-	100.0%	74.5%
		Yield	4.7%	-	8.2%	5.9%
Asset-backed securities:
Investor owned utility	69	Cash flow receipts	100.0%
		Collateral recovery period	2.9 years
		Discount factor	7.0%

Triple-X life insurance transactions	261	Yield	4.8%

Short-term investments	60	Yield	17.0%

FG VIEs’ assets, at fair value	735	CPR	2.3%	-	8.3%	3.9%
		CDR	2.3%	-	16.0%	4.9%
		Loss severity	40.0%	-	100.0%	83.7%
		Yield	3.1%	-	20.0%	6.7%

Other assets	29	Quotes from third party pricing	$45
		Term (years)	5 years
Liabilities:
Credit derivative liabilities, net	(91)	Hedge cost (in bps)	32.8	-	274.5	37.8
		Bank profit (in bps)	3.9	-	1,017.5	74.4
		Internal floor (in bps)	7.0	-	100.0	34.9
		Internal credit rating	AAA	-	CCC	AAA

FG VIEs’ liabilities, at fair value	(834)	CPR	2.3%	-	8.3%	3.9%
		CDR	2.3%	-	16.0%	4.9%
		Loss severity	40.0%	-	100.0%	83.7%
		Yield	3.1%	-	20.0%	5.7%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

(2)	Excludes several investments recorded in other invested assets with fair value of $4 million.

(3)	Excludes obligations of state and political subdivisions investments with fair value of $8 million.

The carrying amount and estimated fair value of the Company's financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of September 30, 2016		As of December 31, 2015
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed-maturity securities	$5,911	$5,911	$6,090	$6,090
Short-term investments	203	203	257	257
Other invested assets(1)	361	389	360	428
Credit derivative assets	8	8	63	63
FG VIEs’ assets, at fair value	640	640	735	735
Other assets	71	71	91	91
Liabilities:
Financial guaranty insurance contracts (2)	1,670	4,215	2,016	3,528
Notes payable	11	10	13	12
Credit derivative liabilities	130	130	154	154
FG VIEs’ liabilities with recourse, at fair value	624	624	713	713
FG VIEs’ liabilities without recourse, at fair value	107	107	121	121
Other liabilities	63	63	2	2
____________________

(1)	Includes investments not carried at fair value with a carrying value of $304 million and $305 million as of September 30, 2016 and December 31, 2015, respectively.

(2)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

7.    Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS).

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 2.3 years at September 30, 2016 and 2.3 years at December 31, 2015. The components of the Company's credit derivative net par outstanding are presented below.

Credit Derivatives
Subordination and Ratings

	As of September 30, 2016				As of December 31, 2015
Asset Type	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating
	(dollars in millions)
Pooled corporate obligations:
Collateralized loan obligations/collateralized bond obligations	$1,704	28.5%	41.3%	AAA	$3,980	29.1%	40.6%	AAA
Synthetic investment grade pooled corporate	4,871	21.8%	19.4%	AAA	4,859	21.8	19.4	AAA
Trust preferred securities collateralized debt obligations ("TruPS CDOs")	2	56.0%	97.3%	AAA	2	56.0	96.9	AAA
Market value CDOs of corporate obligations	—	—	—	—	946	17.0	30.1	AAA
Total pooled corporate obligations	6,577	23.5	25.1	AAA	9,787	24.3	29.1	AAA
U.S. RMBS:
Subprime first lien	39	—	—	AAA	47	—	—	AAA
Closed-end second lien	46	—	—	A	51	—	—	BBB+
Total U.S. RMBS	85	—	—	AA	98	—	—	AA-
Other	1,765	—	—	A-	1,756	—	—	A-
Total	$8,427			AAA	$11,641			AAA
____________________

(1)	Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

The Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of collateralized loan obligation (“CLO”) or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The $1.8 billion of exposure in "Other" CDS contracts as of September 30, 2016 comprises numerous deals typically structured with significant underlying credit enhancement and spread across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and healthcare.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of September 30, 2016		As of December 31, 2015
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$6,120	72.6%	$9,089	78.1%
AA	805	9.6	985	8.5
A	792	9.4	853	7.3
BBB	653	7.7	607	5.2
BIG	57	0.7	107	0.9
Credit derivative net par outstanding	$8,427	100.0%	$11,641	100.0%

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	Third Quarter		Nine Months
	2016	2015	2016	2015
	(in millions)
Realized gains on credit derivatives	$4	$5	$15	$27
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(1)	0	(2)	0
Realized gains (losses) and other settlements	3	5	13	27
Net unrealized gains (losses):
Pooled corporate obligations	9	(5)	12	(25)
U.S. RMBS	(1)	0	(2)	1
Other	1	87	8	115
Net unrealized gains (losses)	9	82	18	91
Net change in fair value of credit derivatives	$12	$87	$31	$118

Net Par and Realized Gains
from Terminations and Settlements of Credit Derivative Contracts

	Third Quarter		Nine Months
	2016	2015	2016	2015
	(in millions)
Net par of terminated credit derivative contracts	$—	$369	$1,086	$485
Realized gains on credit derivatives (1)	—	0	2	11
Net unrealized gains (losses) on credit derivatives	0	98	7	98
____________________

(1)	CDS terminations in Nine Months 2015 included a payment received from the resolution of a dispute related to a termination of a CDS in 2008.

During Third Quarter 2016, unrealized fair value gains were generated primarily as a result of price improvements on the underlying CDS collateral and the run-off of outstanding exposure as the Company’s transactions approach maturity. These were the primary drivers of the unrealized fair value gains in the pooled corporate CLO sector. The unrealized fair value gains were partially offset by unrealized losses resulting from wider implied net spreads across all sectors. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGM’s name, particularly for the one year CDS spread, as the market cost of AGM’s credit protection decreased during the period. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGM decreased, the implied spreads that the Company would expect to receive on these transactions increased.

During Nine Months 2016, unrealized fair value gains were generated primarily as a result of CDS terminations, price improvements on the underlying CDS collateral, and the run-off of outstanding exposure as the Company’s transactions approach maturity. The Company reached a settlement agreement with two CDS counterparties to terminate several CDS transactions. This was the primary driver of the unrealized fair value gains in the pooled corporate CLO and Other sectors. The unrealized fair value gains were partially offset by unrealized losses resulting from wider implied net spreads across all sectors. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGM’s name, particularly for the one year CDS spread, as the market cost of AGM’s credit protection decreased significantly during the period. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGM decreased, the implied spreads that the Company would expect to receive on these transactions increased.

During Third Quarter 2015, unrealized fair value gains were driven primarily by the termination of a Triple-X life-securitization transaction in the Other sector. These unrealized gains were partially offset by wider implied net spreads in the Company’s pooled corporate CLO sector. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGM’s name, particularly for the one year and five year CDS spreads, as the market cost of AGM’s credit protection decreased during the period. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGM, which management refers to as the CDS spread on AGM, decreased the implied spreads that the Company would expect to receive on these transactions increased.

During Nine Months 2015, unrealized fair value gains were generated primarily in the Other sector. The unrealized gains were a result of the termination of a Triple-X life securitization transaction and improvements in the credit rating of one of the Company’s reinsurers. The improvement in credit rating increased the Company’s credit value adjustment for this particular reinsurer, leading to an unrealized mark to market gain on several policies. The unrealized gains were partially offset by unrealized losses in the pooled corporate sector as a result of implied net spreads on these transactions widening during the period. The net spreads widened as a result of declines in pricing on the underlying collateral of the Company’s pooled corporate transactions.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGM. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date.

CDS Spread on AGM
Quoted price of CDS contract (in basis points)

	As of September 30, 2016	As of June 30, 2016	As of December 31, 2015	As of September 30, 2015	As of June 30, 2015	As of December 31, 2014
Five-year CDS spreads	170	265	366	337	410	325
One-year CDS spreads	31	47	131	104	125	85

Fair Value of Credit Derivatives Assets (Liabilities)
and Effect of AGM
Credit Spreads

	As of September 30, 2016	As of December 31, 2015
	(in millions)
Fair value of credit derivatives before effect of AGM credit spread	$(131)	$(145)
Plus: Effect of AGM credit spread	9	54
Net fair value of credit derivatives	$(122)	$(91)

The fair value of CDS contracts at September 30, 2016, before considering the implications of AGM’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets and ratings downgrades. The asset classes that remain most affected are pooled corporate obligations. Comparing September 30, 2016 with December 31, 2015, there were several CDS terminations as well as a narrowing of spreads primarily related to the Company's non-U.S. Public Finance obligations in the Other sector, which resulted in mark to market benefit.

 Management believes that the trading level of AGM’s credit spreads over the past several years has been due to the correlation between AGM’s risk profile and the current risk profile of the broader financial markets, as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGM’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, and CLO markets as well as continuing market concerns over the 2005-2007 vintages of RMBS.

The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 4) for contracts accounted for as derivatives.

Net Fair Value and Expected Losses
of Credit Derivatives by Sector

	Fair Value of Credit Derivative Asset (Liability), net		Expected Loss to be (Paid) Recovered
Asset Type	As of September 30, 2016	As of December 31, 2015	As of September 30, 2016	As of December 31, 2015
	(in millions)
Pooled corporate obligations	$4	$(7)	$—	$—
U.S. RMBS	(7)	(6)	5	(4)
Other	(119)	(78)	(2)	(3)
Total	$(122)	$(91)	$3	$(7)

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company's credit derivative positions assuming immediate parallel shifts in credit spreads on AGM and on the risks that it assumes.

Effect of Changes in Credit Spread
As of September 30, 2016

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(223)	$(101)
50% widening in spreads	(173)	(51)
25% widening in spreads	(149)	(27)
10% widening in spreads	(134)	(12)
Base Scenario	(122)	—
10% narrowing in spreads	(114)	8
25% narrowing in spreads	(102)	20
50% narrowing in spreads	(80)	42
 ____________________

(1)	Includes the effects of spreads on both the underlying asset classes and the Company’s own credit spread.

8.    Consolidated Variable Interest Entities

Consolidated FG VIEs

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGM does not act as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate interest income that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGM is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGM’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay debt service on VIE liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for net premiums received and net claims paid by AGM under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 4, Expected Loss to be Paid.

As part of the terms of its financial guaranty contracts, the Company obtains certain protective rights with respect to the VIE that are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company's control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. The Company obtains protective rights under its insurance contracts that give the Company additional controls over a VIE if there is either deterioration of deal performance or in the financial health of the deal servicer. The Company is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the protective rights that could make the Company the control party have not been triggered, then the VIE is not consolidated. If the Company is deemed no longer to have those protective rights, the transaction is deconsolidated.

Number of FG VIEs Consolidated

	Nine Months
	2016	2015
Beginning of the period, December 31	24	25
Consolidated(1)	—	1
Deconsolidated(1)	(1)	—
End of the period, September 30	23	26
____________________

(1)
There was no gain or loss on deconsolidation in Nine Months 2016. Net loss on consolidation was $26 million in Nine Months 2015 and recorded in “fair value gains (losses) on FG VIEs” in the consolidated statement of operations.

The total unpaid principal balance for the FG VIEs' assets that were over 90 days or more past due was approximately $115 million at September 30, 2016 and $136 million at December 31, 2015. The aggregate unpaid principal of the FG VIEs' assets was approximately $400 million greater than the aggregate fair value at September 30, 2016. The aggregate unpaid principal of the FG VIEs' assets was approximately $610 million greater than the aggregate fair value at December 31, 2015.

The change in the instrument-specific credit risk of the FG VIEs' assets held as of September 30, 2016 that was recorded in the consolidated statements of operations for Third Quarter 2016 and Nine Months 2016 were gains of $2 million and gains of $28 million, respectively. The change in the instrument-specific credit risk of the FG VIEs' assets held as of September 30, 2015 that was recorded in the consolidated statements of operations for Third Quarter 2015 and Nine Months 2015 were were gains of $7 million and gains of $4 million, respectively. To calculate the instrument specific credit risk, the changes in the fair value of the FG VIE assets are allocated between changes that are due to the instrument specific credit risk and changes due to other factors, including interest rates. The instrument specific credit risk amount is determined by using expected contractual cash flows versus current expected cash flows discounted at original contractual rate. The net present value is calculated by discounting the expected cash flows of the underlying security, excluding the Company’s financial guaranty insurance, at the relevant effective interest rate.

The unpaid principal for FG VIE liabilities with recourse, which represent obligations insured by AGM, was $684 million and $802 million as of September 30, 2016 and December 31, 2015, respectively. FG VIE liabilities with recourse will mature at various dates ranging from 2025 to 2038. The aggregate unpaid principal balance of the FG VIE liabilities with and without recourse was approximately $95 million greater than the aggregate fair value of the FG VIEs’ liabilities as of September 30, 2016. The aggregate unpaid principal balance was approximately $285 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2015.

The table below shows the carrying value of the consolidated FG VIEs' assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize their respective debt obligations for FG VIE liabilities with recourse.

Consolidated FG VIEs
By Type of Collateral

	As of September 30, 2016		As of December 31, 2015
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$399	$444	$449	$494
U.S. RMBS second lien	134	180	159	219
Total with recourse	533	624	608	713
Without recourse	107	107	127	121
Total	$640	$731	$735	$834

The consolidation of FG VIEs affects net income and shareholders' equity due to (i) changes in fair value gains (losses) on FG VIE assets and liabilities, (ii) the elimination of premiums and losses related to the FG VIE liabilities with recourse and (iii) the elimination of investment balances related to the Company’s purchase of AGM-insured FG VIE debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs on Net Income,
Cash Flows From Operating Activities and Shareholders' Equity

	Third Quarter		Nine Months
	2016	2015	2016	2015
	(in millions)
Net earned premiums	$(4)	$(5)	$(12)	$(14)
Net investment income	(1)	(2)	(4)	(6)
Net realized investment gains (losses)	0	3	1	2
Fair value gains (losses) on FG VIEs	(12)	3	2	(1)
Loss and LAE	0	10	3	17
Effect on income before tax	(17)	9	(10)	(2)
Less: tax provision (benefit)	(5)	3	(3)	(1)
Effect on net income (loss)	$(12)	$6	$(7)	$(1)

Effect on cash flows from operating activities	$11	$10	$21	$41

	As of September 30, 2016	As of December 31, 2015
	(in millions)
Effect on shareholders' equity (decrease) increase	$(15)	$(9)

Fair value gains (losses) on FG VIEs represent the net change in fair value on the consolidated FG VIEs' assets and liabilities. During Third Quarter 2016 and Nine Months 2016, the Company recorded a pre-tax net fair value loss on consolidated FG VIEs of $12 million and gains of $2 million, respectively. The primary driver of the loss was the net mark-to-market losses due to price depreciation on the FG VIE assets and price appreciation of the FG VIE recourse liabilities during the quarter. The primary driver of the Nine Months 2016 gains was mark-to-market gains due to price appreciation on the FG VIE assets during the nine months period resulting from improvements in the underlying collateral.

During Third Quarter 2015 the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $3 million. The primary driver of the gain was mark-to-market gains due to price appreciation on the FG VIE assets during the quarter resulting from improvements in the underlying collateral. During Nine Months 2015, the Company recorded a pre-tax net fair value loss on consolidated FG VIE's of $1 million. The primary driver of the loss was a pre-tax loss of $26 million on the consolidation of one new FG VIE which was mostly offset by net mark-to-market gains due to price appreciation on the FG VIE assets resulting from improvements in the underlying collateral.
Non-Consolidated VIEs

As of September 30, 2016 and December 31, 2015 the Company had financial guaranty contracts outstanding for approximately 300 and 360 VIEs, respectively, that it did not consolidate. To date, the Company's analyses have indicated that it does not have a controlling financial interest in any other VIEs and, as a result, they are not consolidated. The Company's exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 3, Outstanding Exposure.

9.    Investments and Cash

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income, which is recorded in Other Assets, was $65 million and $62 million as of September 30, 2016 and December 31, 2015, respectively.

Net Investment Income

	Third Quarter		Nine Months
	2016	2015	2016	2015
	(in millions)
Income from fixed-maturity securities managed by third parties	$41	$47	$128	$144
Income from internally managed securities:
Fixed maturities	11	12	43	33
Other	4	18	14	32
Gross investment income	56	77	185	209
Investment expenses	(1)	0	(3)	(3)
Net investment income	$55	$77	$182	$206

Net Realized Investment Gains (Losses)

	Third Quarter		Nine Months
	2016	2015	2016	2015
	(in millions)
Gross realized gains on available-for-sale securities	$1	$2	$8	$11
Gross realized losses on available-for-sale securities	0	0	(1)	(2)
Net realized gains (losses) on other invested assets	1	(10)	1	(9)
Other-than-temporary impairment	(4)	(12)	(20)	(24)
Net realized investment gains (losses)	$(2)	$(20)	$(12)	$(24)

The following table presents the roll-forward of the credit losses of fixed-maturity securities for which the Company has recognized an other-than-temporary-impairment and where the portion of the fair value adjustment related to other factors was recognized in other comprehensive income ("OCI").

Roll Forward of Credit Losses
in the Investment Portfolio

	Third Quarter		Nine Months
	2016	2015	2016	2015
	(in millions)
Balance, beginning of period	$97	$93	$97	$104
Additions for credit losses on securities for which an other-than-temporary-impairment was not previously recognized	1	2	3	2
Reductions for securities sold during the period	—	—	(4)	(17)
Additions for credit losses on securities for which an other-than-temporary-impairment was previously recognized	1	1	3	7
Balance, end of period	$99	$96	$99	$96

Investment Portfolio

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of September 30, 2016

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	62%	$3,642	$254	$(1)	$3,895	$2	AA
U.S. government and agencies	1	43	4	0	47	—	AA+
Corporate securities	11	661	31	(39)	653	(29)	BBB
Mortgage-backed securities(4):
RMBS	9	526	11	(13)	524	(7)	BB+
CMBS	5	265	16	0	281	—	AAA
Asset-backed securities	6	357	0	(13)	344	(13)	AA
Foreign government securities	3	188	—	(21)	167	—	AA
Total fixed-maturity securities	97	5,682	316	(87)	5,911	(47)	AA-
Short-term investments	3	203	0	0	203	—	AAA
Total investment portfolio	100%	$5,885	$316	$(87)	$6,114	$(47)	AA-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2015

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	62%	$3,820	$222	$(1)	$4,041	$1	AA
U.S. government and agencies	1	47	4	0	51	—	AA+
Corporate securities	11	675	11	(18)	668	(13)	BBB+
Mortgage-backed securities(4):
RMBS	9	538	11	(17)	532	(7)	BBB-
CMBS	3	219	4	0	223	—	AAA
Asset-backed securities	7	410	1	(17)	394	(16)	AA-
Foreign government securities	3	192	0	(11)	181	—	AA+
Total fixed-maturity securities	96	5,901	253	(64)	6,090	(35)	AA-
Short-term investments	4	257	0	—	257	—	A+
Total investment portfolio	100%	$6,158	$253	$(64)	$6,347	$(35)	AA-
____________________

(1)	Based on amortized cost.

(2)	Accumulated OCI ("AOCI"). See also Note 15, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody's and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company's portfolio consists primarily of high-quality, liquid instruments.

(4)	Government-agency obligations were approximately 25% of mortgage backed securities as of September 30, 2016 and 29% as of December 31, 2015 based on fair value.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. Under the Company's investment guidelines, securities rated lower than A-/A3 by S&P or Moody’s are typically not purchased for the Company’s portfolio unless acquired for loss mitigation or risk management strategies.

The majority of the investment portfolio is managed by four outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector.

The following tables summarize, for all fixed-maturity securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of September 30, 2016

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$107	$(1)	$—	$—	$107	$(1)
U.S. government and agencies	5	0	—	—	5	0
Corporate securities	82	(5)	85	(34)	167	(39)
Mortgage-backed securities:
RMBS	38	(1)	141	(12)	179	(13)
CMBS	36	0	—	—	36	0
Asset-backed securities	10	0	268	(13)	278	(13)
Foreign government securities	93	(7)	74	(14)	167	(21)
Total	$371	$(14)	$568	$(73)	$939	$(87)
Number of securities (1)		93		39		125
Number of securities with other-than-temporary impairment		3		10		13

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2015

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$90	$(1)	$3	$0	$93	$(1)
U.S. government and agencies	3	0	—	—	3	0
Corporate securities	153	(4)	90	(14)	243	(18)
Mortgage-backed securities:
RMBS	150	(3)	74	(14)	224	(17)
CMBS	49	0	—	—	49	0
Asset-backed securities	269	(17)	—	—	269	(17)
Foreign government securities	92	(4)	82	(7)	174	(11)
Total	$806	$(29)	$249	$(35)	$1,055	$(64)
Number of securities (1)		116		32		139
Number of securities with other-than-temporary impairment		6		4		10
___________________

(1)
The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

Of the securities in an unrealized loss position for 12 months or more as of September 30, 2016, 26 securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of September 30, 2016 was $57 million. As of December 31, 2015, of the securities in an unrealized loss position for 12 months or more, nine securities had unrealized losses greater than 10% of book value with unrealized loss amount of $26 million. The Company has determined that the unrealized losses recorded as of September 30, 2016 and December 31, 2015 were yield related and not the result of other-than-temporary-impairment.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of September 30, 2016 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of September 30, 2016

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$54	$54
Due after one year through five years	959	967
Due after five years through 10 years	1,268	1,314
Due after 10 years	2,610	2,771
Mortgage-backed securities:
RMBS	526	524
CMBS	265	281
Total	$5,682	$5,911

The investment portfolio contains securities and cash that are either held in trust for the benefit of third party reinsurers in accordance with statutory requirements, placed on deposit to fulfill state licensing requirements, or otherwise restricted in the amount of $20 million and $33 million as of September 30, 2016 and December 31, 2015, respectively, based on fair value. In addition, the total collateral required to be funded into a reinsurance trust account by AGM for the benefit of AGE as of September 30, 2016 and December 31, 2015 was approximately $212 million and $244 million, respectively, based on fair value.

No material investments of the Company were non-income producing for Nine Months 2016 and Nine Months 2015, respectively.

Internally Managed Portfolio

The investment portfolio tables shown above include both assets managed externally and internally. In the table below, more detailed information is provided for the component of the total investment portfolio that is internally managed (excluding short-term investments and surplus note from affiliate). The internally managed portfolio, as defined below, represents approximately 14% of the investment portfolio, on a fair value basis as of both September 30, 2016 and December 31, 2015. The internally managed portfolio consists primarily of the Company's investments in securities for (i) loss mitigation purposes, (ii) other risk management purposes and (iii) where the Company believes a particular security presents an attractive investment opportunity.

One of the Company's strategies for mitigating losses has been to purchase securities it has insured that have expected losses, at discounted prices (loss mitigation securities). In addition, the Company holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of our financial guaranties (other risk management assets).

Internally Managed Portfolio
Carrying Value

	As of September 30, 2016	As of December 31, 2015
	(in millions)
Assets purchased for loss mitigation and other risk management purposes:
Fixed-maturity securities, at fair value	$855	$870
Other invested assets	13	15
Other	48	45
Total	$916	$930

Other Invested Assets

Surplus Note from AGC

On December 18, 2009, AGC issued a surplus note with a principal amount of $300 million to AGM. This note carries a simple interest rate of 5.0% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31 of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders' surplus in excess of statutory minimum requirements after such payment and to prior written approval by the Maryland Insurance Administration. On April 11, 2016, the surplus note agreement was amended to reduce the simple interest rate to 3.5% per annum effective January 1, 2016. There was no principal paydown on the surplus note by AGC.

10.    Insurance Company Regulatory Requirements

Dividend Restrictions and Capital Requirements

Under New York insurance law, AGM may only pay dividends out of "earned surplus," which is the portion of the company's surplus that represents the net earnings, gains or profits (after deduction of all losses) that have not been distributed to shareholders as dividends or transferred to stated capital or capital surplus, or applied to other purposes permitted by law, but does not include unrealized appreciation of assets. AGM may pay dividends without the prior approval of the New York Superintendent of Financial Services ("New York Superintendent") that, together with all dividends declared or distributed by it during the preceding 12 months, does not exceed the lesser of 10% of its policyholders' surplus (as of its last annual or quarterly statement filed with the New York Superintendent) or 100% of its adjusted net investment income during that period. The maximum amount available during 2016 for AGM to distribute as dividends without regulatory approval is estimated to be approximately $247 million, of which approximately $55 million is estimated to be available for distribution in the fourth quarter of 2016.

MAC is a New York domiciled insurance company subject to the same dividend limitations described above for AGM. Assured Guaranty does not currently anticipate that MAC will distribute any dividends. On June 30, 2016, MAC obtained approval from the New York State Department of Financial Services to repay its $300 million surplus note to MAC Holdings and its $100 million surplus note (plus accrued interest) to AGM. Accordingly, on June 30, 2016, MAC transferred cash and/or marketable securities to (i) MAC Holdings in an aggregate amount equal to $300 million, and (ii)  AGM in an aggregate amount of $102.5 million. MAC Holdings, upon receipt of such $300 million from MAC, distributed cash and/or marketable securities in an aggregate amount of $300 million to its shareholders, AGM and AGC, in proportion to their respective 60.7% and 39.3% ownership interests such that AGM received $182 million and AGC received $118 million.

U.K. company law prohibits AGE from declaring a dividend to its shareholder unless it has “profits available for distribution.” The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the U.K. insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the Prudential Regulation Authority's capital requirements may in practice act as a restriction on dividends. The Company does not expect AGE to distribute any dividends at this time.

Dividends and Surplus Note
By Insurance Company

	Third Quarter		Nine Months
	2016	2015	2016	2015
	(in millions)		(in millions)
Dividends paid by AGM to AGMH	$65	$57	$192	$163
Repayment of surplus note by AGM to AGMH	—	—	—	25
Repayment of surplus note by MAC to AGM	—	—	100	—
Repayment of surplus note by MAC to MAC Holdings (1)	—	—	300	—
____________________

(1)	MAC Holdings returned $300 million to AGM and AGC, in proportion to their ownership percentages, in the second quarter of 2016.

Stock Redemption Plan

On November 25, 2016, the Superintendent approved AGM's request to repurchase 125 of its shares of common stock from its direct parent, AGMH, for approximately $300 million. AGM intends to implement the stock redemption plan in December 2016. Each share repurchased by AGM will be retired and cease to be an authorized share. Pursuant to AGM's Amended and Restated Charter, the par value of AGM's remaining shares of common stock issued and outstanding will increase automatically in order to maintain AGM's total paid-in capital at $15 million and its authorized capital at $20 million.

11.    Income Taxes

Overview

The Company files its US federal tax return as a part of the consolidated group for Assured Guaranty US Holdings Inc. (“AGUS”), an indirect parent holding company. Each member of the AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated regular federal tax liability for the group as if each company filed on a separate return basis.

Provision for Income Taxes

The Company's provision for income taxes for interim financial periods is not based on an estimated annual effective rate due, for example, to the variability in fair value of its credit derivatives, which prevents the Company from projecting a reliable estimated annual effective tax rate and pretax income for the full year 2016. A discrete calculation of the provision is calculated for each interim period.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Third Quarter		Nine Months
	2016	2015	2016	2015
	(in millions)
Expected tax provision (benefit) at statutory rate	$42	$65	$134	$169
Tax-exempt interest	(9)	(10)	(28)	(31)
Change in liability for uncertain tax position	5	8	5	8
Provision to file true-up	(6)	(8)	(6)	(8)
Other	(4)	(1)	(5)	(2)
Total provision (benefit) for income taxes	$28	$54	$100	$136
Effective tax rate	23.9%	28.7%	26.3%	28.1%

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Pretax income of the Company’s subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election are included at the U.S. statutory tax rate.

Valuation Allowance

The Company came to the conclusion that it is more likely than not that the remaining net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Audits

AGUS has open tax years with the U.S. Internal Revenue Service (“IRS”) for 2009 forward and is currently under audit for the 2009 - 2012 tax years. The Company's U.K. subsidiary, AGE, is not currently under examination and has open tax years of 2014 forward.

Uncertain Tax Positions

The Company's policy is to recognize interest and penalties related to uncertain tax positions in income tax expense and has accrued $0.6 million for Nine Months 2016 and $0.5 million for 2015. As of September 30, 2016 and December 31, 2015, the Company has accrued $3.4 million and $2.8 million of interest, respectively.

The total amount of unrecognized tax benefits as of September 30, 2016 and December 31, 2015, that would affect the effective tax rate, if recognized, was $26.3 million and $20.9 million, respectively.

12.    Reinsurance and Other Monoline Exposures
The Company assumes exposure on insured obligations (“Assumed Business”) and may cede portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions. The Company historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.
Ceded and Assumed Business

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. Under these relationships, the Company ceded a portion of its insured risk in exchange for a premium paid to the reinsurer. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers. The Company's ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.

AGM is also party to reinsurance agreements as a reinsurer to its affiliated financial guaranty insurance companies. In 2013, MAC assumed a book of U.S. public finance business from AGM and AGC.

The Company has assumed business primarily from its affiliate, AGC.  Under this relationship, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium.  The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company's agreement with AGC is generally subject to termination at the option of the ceding company if the Company fails to meet certain financial and regulatory criteria or to maintain a specified minimum financial strength rating.  Upon termination under these conditions, the Company may be required to return to the ceding company unearned premiums and loss reserves calculated on a statutory basis of accounting, attributable to the reinsurance assumed, after which the Company would be released from liability with respect to the Assumed Business.  Upon the occurrence of the conditions set forth above, whether or not an agreement is terminated, the Company may be obligated to increase the level of ceding commission paid.

In Nine Months 2016, the Company entered into a commutation agreement to reassume previously ceded U.S. structured finance business. In Nine Months 2015, the Company entered into a commutation agreement to reassume previously ceded U.S. public finance business. For such reassumption, the Company received the statutory unearned premium outstanding as of the commutation date plus a commutation premium.

The following table presents the components of premiums and losses reported in the consolidated statement of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	Third Quarter		Nine Months
	2016	2015	2016	2015
	(in millions)
Premiums Written:
Direct	$14	$42	$80	$75
Assumed (1)	0	(1)	(1)	(1)
Ceded	(9)	(15)	(53)	(27)
Net	$5	$26	$26	$47
Premiums Earned:
Direct	$127	$152	$414	$411
Assumed	16	11	41	28
Ceded	(38)	(46)	(113)	(120)
Net	$105	$117	$342	$319
Loss and LAE:
Direct	$38	$67	$166	$177
Ceded	(27)	(30)	(65)	(76)
Net	$11	$37	$101	$101
____________________

(1)	Negative assumed premiums written were due to changes in expected debt service schedules.

Other Monoline Exposures

In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed-maturity securities that are wrapped by monolines and whose value may change based on the rating of the monoline. As of September 30, 2016, based on fair value, the Company had fixed-maturity securities in its investment portfolio consisting of $122 million insured by National, $96 million insured by Ambac, $61 million insured by AGC, $269 million insured by the Company's affiliate Assured Guaranty (UK) Ltd., and $8 million insured by other guarantors.

In addition, the Company acquired bonds for loss mitigation or other risk management purposes. As of September 30, 2016 these bonds had a fair value of $135 million insured by FGIC UK Limited.

Monoline and Reinsurer Exposure by Company

	Ratings at		Par Outstanding
	December 6, 2016		As of September 30, 2016
Reinsurer	Moody’s Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding(1)	Second-to-Pay Insured Par Outstanding(1)	Assumed Par Outstanding
			(dollars in millions)
Affiliated Companies: (3)
AGC (2), (10)	A3	AA	$2,839	$172	$17,719
Assured Guaranty Re Ltd. ("AG Re") (2)	WR (4)	AA	54,359	—	—
Affiliated Companies			57,198	172	17,719
Non-Affiliated Companies:
Tokio Marine & Nichido Fire Insurance Co., Ltd. (2)	Aa3 (5)	A+ (5)	3,685	—	—
American Overseas Reinsurance Company Limited (2)	WR	WR	3,415	—	30
Syncora Guarantee Inc. (2)	WR	WR	2,185	464	481
Mitsui Sumitomo Insurance Co. Ltd. (2)	A1	A+ (5)	1,394	—	—
ACA Financial Guaranty Corp.	NR (6)	WR	637	—	—
National (7)	A3	AA-	—	3,173	—
Ambac	WR	WR	—	1,919	—
MBIA	(8)	(8)	—	854	—
FGIC	(9)	(9)	—	668	—
Ambac Assurance Corp. Segregated Account	NR	NR	—	75	—
Other	Various	Various	21	—	0
Non-Affiliated Companies			11,337	7,153	511
Total			$68,535	$7,325	$18,230
____________________

(1)	Includes par related to insured credit derivatives.

(2)
The total collateral posted by all affiliated and non-affiliated reinsurers required or agreeing to post collateral as of September 30, 2016, was approximately $1.0 billion. The collateral excludes amounts for the benefit of AGE.

(3)	MAC is rated AA+ (stable outlook) from KBRA and of AA (stable outlook) from S&P. Assumed par outstanding includes $17,689 million assumed by MAC from AGC.

(4)	Represents “Withdrawn Rating.”

(5)	The Company benefits from trust arrangements that satisfy the triple-A credit requirement of S&P and/or Moody’s.

(6)	Represents “Not Rated.”

(7)	Rated AA+ by KBRA.

(8)
MBIA includes subsidiaries MBIA Insurance Corporation, rated CCC by S&P and Caa1 by Moody's, and MBIA UK Insurance Ltd., rated BB by S&P and Ba2 by Moody’s. On September 29, 2016, Assured Guaranty Ltd. announced that the Company's affiliate, AGC, entered into an agreement to acquire MBIA UK Insurance Limited, the European operating subsidiary of MBIA Insurance Corporation.

(9)	FGIC includes subsidiaries Financial Guaranty Insurance Company and FGIC UK Limited, both of whose financial strength ratings have been withdrawn by the rating agencies.

(10)	On September 20, 2016, KBRA assigned a financial strength rating of AA (stable outlook) to AGC.

Amounts Due (To) From Reinsurers
As of September 30, 2016

	Assumed Premium	Ceded Premium, net of Commissions	Ceded Expected Loss to be Paid
	(in millions)
AGC	$1	$(10)	$29
AG Re	—	(43)	72
American Overseas Reinsurance Company Limited	—	(4)	30
Tokio Marine & Nichido Fire Insurance Co., Ltd.	—	(10)	45
Syncora Guarantee Inc.	13	(19)	(7)
Mitsui Sumitomo Insurance Co. Ltd.	—	(3)	20
Other	—	(10)	—
Total	$14	$(99)	$189

Excess of Loss Reinsurance Facility

AGC, AGM and MAC entered into a $360 million aggregate excess of loss reinsurance facility with a number of reinsurers, effective as of January 1, 2016. This facility replaces a similar $450 million aggregate excess of loss reinsurance facility that AGC, AGM and MAC had entered into effective January 1, 2014 and which terminated on December 31, 2015. The new facility covers losses occurring either from January 1, 2016 through December 31, 2023, or January 1, 2017 through December 31, 2024, at the option of AGC, AGM and MAC. It terminates on January 1, 2018, unless AGC, AGM and MAC choose to extend it. The new facility covers certain U.S. public finance credits insured or reinsured by AGC, AGM and MAC as of September 30, 2015, excluding credits that were rated non-investment grade as of December 31, 2015 by Moody’s or S&P or internally by AGC, AGM or MAC and is subject to certain per credit limits. Among the credits excluded are those associated with the Commonwealth of Puerto Rico and its related authorities and public corporations. The new facility attaches when AGC’s, AGM’s and MAC’s net losses (net of AGC’s and AGM's reinsurance (including from affiliates) and net of recoveries) exceed $1.25 billion in the aggregate. The new facility covers a portion of the next $400 million of losses, with the reinsurers assuming pro rata in the aggregate $360 million of the $400 million of losses and AGC, AGM and MAC jointly retaining the remaining $40 million. The reinsurers are required to be rated at least AA- or to post collateral sufficient to provide AGC, AGM and MAC with the same reinsurance credit as reinsurers rated AA-. AGC, AGM and MAC are obligated to pay the reinsurers their share of recoveries relating to losses during the coverage period in the covered portfolio. AGC, AGM and MAC paid approximately $9 million of premiums in 2016 (of which AGM and MAC paid approximately $8 million) for the term January 1, 2016 through December 31, 2016 and deposited approximately $9 million of securities into trust accounts for the benefit of the reinsurers to be used to pay the premium for January 1, 2017 through December 31, 2017. The main differences between the new facility and the prior facility that terminated on December 31, 2015 are the reinsurance attachment point ($1.25 billion versus $1.5 billion), the total reinsurance coverage ($360 million part of $400 million versus $450 million part of $500 million) and the annual premium ($9 million versus $19 million).

13.    Commitments and Contingencies

Leases
In 2015, AGM entered into an operating lease for new office space comprising one full floor and one partial floor at 1633 Broadway in New York City. On September 23, 2016, AGM entered into an amendment to that lease to include the remaining portion of the partial floor for the remainder of the lease term. The fixed annual rent, which commences after an initial rent holiday, begins at $1.1 million per annum, rising in two steps to $1.3 million for the last five years of the initial term.

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, the Company and its affiliates assert claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future, as described in the "Recovery Litigation" section of Note 4, Expected Loss to be Paid. For example, in January 2016, the Company commenced an action for declaratory judgment and injunctive relief in the U.S. District Court for the District of Puerto Rico to invalidate executive orders issued by the Governor of Puerto Rico directing the retention or transfer of certain taxes and revenues pledged to secure the payment of certain bonds insured by the Company, and in July 2016, the Company filed a motion and form of complaint in the U.S. District Court for the District of Puerto Rico seeking relief from the PROMESA stay in order to file a complaint to protect its interest in certain pledged PRHTA toll revenues. The amounts, if any, the Company will recover in these and other proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly, and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

Proceedings Relating to the Company's Financial Guaranty Business

AGM and AGMH receive subpoenas duces tecum and interrogatories from regulators from time to time.

On September 25, 2013, Wells Fargo Bank, N.A., as trust administrator of the MASTR Adjustable Rate Mortgages Trust 2007-3, filed an interpleader complaint in the U.S. District Court for the Southern District of New York seeking adjudication of a dispute between Wales LLC and Assured Guaranty Municipal Corp. as to whether AGM is entitled to reimbursement payments from certain cashflows for principal claims paid in respect of insured certificates. On September 30, 2016, the court issued an opinion denying the motion for judgment on the pleadings filed by Wales. The Company estimates that an adverse outcome to the interpleader proceeding could increase losses on the transaction by approximately $10 - $20 million, net of expected settlement payments and reinsurance in force.

Proceedings Related to AGMH’s Former Financial Products Business

The following is a description of legal proceedings involving AGMH’s former Financial Products Business. Although Assured Guaranty did not acquire AGMH’s former Financial Products Business, which included AGMH’s former GIC business, medium term notes business and portions of the leveraged lease businesses, certain legal proceedings relating to those businesses are against entities that Assured Guaranty did acquire. While Dexia SA and Dexia Crédit Local S.A (together, "Dexia") have paid all expenses and settlement amounts due to date as a result of the proceedings described below, such indemnification might not be sufficient to fully hold the Company harmless against any injunctive relief or civil or criminal sanction that is imposed against the Company as a result of any potential newly asserted claims related to these matters.

Governmental Investigations into Former Financial Products Business

AGMH and/or AGM received subpoenas duces tecum and interrogatories or civil investigative demands from the Attorneys General of the States of Connecticut, Florida, Illinois, Massachusetts, Missouri, New York, Texas and West Virginia relating to their investigations of alleged bid rigging of municipal GICs. In addition, AGMH received a subpoena from the Antitrust Division of the Department of Justice in November 2006 issued in connection with an ongoing criminal investigation of bid rigging of awards of municipal GICs and other municipal derivatives. AGMH responded to such requests when they were received several years ago. While it is possible AGMH may receive additional inquiries from these or other regulators, the Company is not currently aware that any governmental authority, including such Attorneys General or the Department of Justice, are actively pursuing or contemplating legal proceedings with respect to AGMH's former Financial Products Business.

Lawsuits Relating to Former Financial Products Business

From 2008 through 2010, complaints were brought on behalf of a purported class of state, local and municipal government entities alleging federal antitrust violations in the municipal derivatives industry, seeking damages and alleging, among other things, a conspiracy to fix the pricing of, and manipulate bids for, municipal derivatives, including GICs. These actions were consolidated before one judge in the Southern District of New York as Municipal Derivatives Antitrust Litigation ("MDL 1950"). Following motions to dismiss, amended class action complaints were filed on behalf of a putative class of plaintiffs. The most recently amended, operative class action complaint does not list AGMH or its affiliates as defendants or co-conspirators. On July 8, 2016, the MDL 1950 Court entered an order approving settlement of the remaining class claims, resolving the putative class case.

In addition, the Attorney General of the State of West Virginia filed a lawsuit that, as amended, named AGM and Assured Guaranty US Holdings as defendants and alleged a conspiracy to decrease the returns that West Virginia public entities earned on municipal derivative instruments. Also, approximately 19 California and New York government entities brought individual lawsuits that were not a part of the class action and that did not dismiss AGMH or its affiliates. All these cases were transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial purposes. In June and July 2016, Dexia executed settlement agreements covering the action brought by the Attorney General of the State of West Virginia and the actions brought by the individual California and New York plaintiffs, and on July 1, 2016 and July 27, 2016, respectively, the MDL 1950 court dismissed with prejudice the claims against Assured Guaranty US Holdings and AGM in all such actions. Those settlements release all claims as to Assured Guaranty US Holdings, AGMH and AGM, as well as their parents, subsidiaries and affiliates.

14.    Notes Payable and Credit Facilities

Notes Payable

Notes Payable represents debt issued by VIEs consolidated by AGM to one of the Financial Products Companies that were transferred to Dexia Holdings Inc. prior to the acquisition of AGMH. The funds borrowed were used to finance the purchase of the underlying obligations of AGM-insured obligations which had breached triggers allowing AGM to exercise its right to accelerate payment of a claim in order to mitigate loss. The assets purchased are classified as assets acquired in refinancing transactions and recorded in “other invested assets.” The terms of the notes payable match the terms of the assets acquired in refinancing transactions.

The principal and carrying values of the Company's notes payable are presented in the table below.

Principal and Carrying Amounts of Notes Payable

	As of September 30, 2016		As of December 31, 2015
	Principal	Carrying Value	Principal	Carrying Value
	(in millions)
Notes Payable	$10	$11	$12	$13

Interest expense incurred and paid on notes payable was less than $1 million for all periods presented.

Recourse Credit Facilities

2009 Strip Coverage Facility

In connection with the Company's acquisition of AGMH and its subsidiaries from Dexia Holdings Inc., AGM agreed to retain the risks relating to the debt and strip policy portions of the leveraged lease business.

In a leveraged lease transaction, a tax-exempt entity (such as a transit agency) transfers tax benefits to a tax-paying entity by transferring ownership of a depreciable asset, such as subway cars. The tax-exempt entity then leases the asset back from its new owner.

If the lease is terminated early, the tax-exempt entity must make an early termination payment to the lessor. A portion of this early termination payment is funded from monies that were pre-funded and invested at the closing of the leveraged lease transaction (along with earnings on those invested funds). The tax-exempt entity is obligated to pay the remaining, unfunded portion of this early termination payment (known as the “strip coverage”) from its own sources. AGM issued financial guaranty insurance policies (known as “strip policies”) that guaranteed the payment of these unfunded strip coverage amounts to the lessor, in the event that a tax-exempt entity defaulted on its obligation to pay this portion of its early termination payment. AGM can then seek reimbursement of its strip policy payments from the tax-exempt entity, and can also sell the transferred depreciable asset and reimburse itself from the sale proceeds.

Currently, all the leveraged lease transactions in which AGM acts as strip coverage provider are breaching a rating trigger related to AGM and are subject to early termination. However, early termination of a lease does not result in a draw on the AGM policy if the tax-exempt entity makes the required termination payment. If all the leases were to terminate early and the tax-exempt entities do not make the required early termination payments, then AGM would be exposed to possible liquidity claims on gross exposure of approximately $991 million as of September 30, 2016. To date, none of the leveraged lease transactions that involve AGM has experienced an early termination due to a lease default and a claim on the AGM policy. At September 30, 2016, approximately $1.5 billion of cumulative strip par exposure had been terminated since 2008 on a consensual basis. The consensual terminations have resulted in no claims on AGM.

On July 1, 2009, AGM and Dexia Crédit Local S.A., acting through its New York Branch (“Dexia Crédit Local (NY)”), entered into a credit facility (the “Strip Coverage Facility”). Under the Strip Coverage Facility, Dexia Crédit Local (NY) agreed to make loans to AGM to finance all draws made by lessors on AGM strip policies that were outstanding as of November 13, 2008, up to the commitment amount, which was $495 million at the time the Strip Coverage Facility was terminated.

There have never been any borrowings under the Strip Coverage Facility, the amount of the leveraged leases covered by the Strip Coverage Facility has declined since July 1, 2009, and, as noted above, to date none of the leveraged lease transactions in which AGM acts as the strip coverage provider has experienced an early termination due to a lease default. Consequently, and in view of the credit quality of the relevant tax-exempt entities and the cost of the Strip Coverage Facility, the Company determined that maintaining the Strip Coverage Facility was no longer warranted. On July 29, 2016, the parties terminated the facility.

AGM CPS Securities

In June 2003, $200 million of “AGM CPS”, money market preferred trust securities, were issued by trusts created for the primary purpose of issuing the AGM CPS, investing the proceeds in high-quality commercial paper and selling put options to AGM, allowing AGM to issue the trusts non-cumulative redeemable perpetual preferred stock (the “AGM Preferred Stock”) of AGM in exchange for cash. There are four trusts, each with an initial aggregate face amount of $50 million. These trusts hold auctions every 28 days, at which time investors submit bid orders to purchase AGM CPS. If AGM were to exercise a put option, the applicable trust would transfer the portion of the proceeds attributable to principal received upon maturity of its assets, net of expenses, to AGM in exchange for AGM Preferred Stock. AGM pays a floating put premium to the trusts, which represents the difference between the commercial paper yield and the winning auction rate (plus all fees and expenses of the trust). If an auction does not attract sufficient clearing bids, however, the auction rate is subject to a maximum rate of one-month LIBOR plus 200 basis points for the next succeeding distribution period. Beginning in August 2007, the AGM CPS required the maximum rate for each of the relevant trusts. AGM continues to have the ability to exercise its put option and cause the related trusts to purchase AGM Preferred Stock. The trusts provide AGM access to new capital at its sole discretion through the exercise of the put options. As of September 30, 2016, the put option had not been exercised.

See Note 6, Fair Value Measurement, –Other Assets–Committed Capital Securities, for a fair value measurement discussion.

15.    Other Comprehensive Income

The following tables present the changes in each component of accumulated other comprehensive income and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Third Quarter 2016

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, June 30, 2016	$192	$(37)	$155
Other comprehensive income (loss) attributable to AGM before reclassifications	(25)	3	(22)
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(2)	4	2
Tax (provision) benefit	1	(1)	0
Total amount reclassified from AOCI, net of tax	(1)	3	2
Net current period other comprehensive income (loss) attributable to AGM	(26)	6	(20)
Balance, September 30, 2016	$166	$(31)	$135

Changes in Accumulated Other Comprehensive Income by Component
Third Quarter 2015

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, June 30, 2015	$120	$(3)	$117
Other comprehensive income (loss) attributable to AGM before reclassifications	16	(8)	8
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	8	12	20
Net investment income	(9)	—	(9)
Tax (provision) benefit	0	(4)	(4)
Total amount reclassified from AOCI, net of tax	(1)	8	7
Net current period other comprehensive income (loss) attributable to AGM	15	0	15
Balance, September 30, 2015	$135	$(3)	$132

Changes in Accumulated Other Comprehensive Income by Component
Nine Months 2016

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2015	$133	$(23)	$110
Other comprehensive income (loss) attributable to AGM before reclassifications	40	(21)	19
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(8)	20	12
Net investment income	(3)	—	(3)
Tax (provision) benefit	4	(7)	(3)
Total amount reclassified from AOCI, net of tax	(7)	13	6
Net current period other comprehensive income (loss) attributable to AGM	33	(8)	25
Balance, September 30, 2016	$166	$(31)	$135

Changes in Accumulated Other Comprehensive Income by Component
Nine Months 2015

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2014	$186	$(2)	$184
Other comprehensive income (loss) attributable to AGM before reclassifications	(49)	(13)	(62)
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	6	18	24
Net investment income	(9)	—	(9)
Tax (provision) benefit	1	(6)	(5)
Total amount reclassified from AOCI, net of tax	(2)	12	10
Net current period other comprehensive income (loss) attributable to AGM	(51)	(1)	(52)
Balance, September 30, 2015	$135	$(3)	$132

16.	Subsequent Events

Subsequent events have been considered through December 12, 2016, the date on which these financial statements were issued.